UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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The Procter & Gamble Company

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 24, 2018

Fellow Procter & Gamble Shareholders:

It is our pleasure to invite you to this year’s annual meeting of shareholders. The meeting will take place on Tuesday, October 9, 2018 at 9:00 a.m. Eastern Daylight Time at The Procter & Gamble Company General Offices, 1 Procter & Gamble Plaza, Cincinnati, Ohio 45202. At the meeting, our shareholders will be asked to:

•	Elect the 13 Director nominees listed in the accompanying proxy statement;

•	Ratify the appointment of the independent registered public accounting firm;

•	Approve, on an advisory basis, the Company’s executive compensation (the “Say on Pay” vote); and

•	Transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on August 10, 2018 (the “record date”) are entitled to vote at the annual meeting and any postponement or adjournment thereof. Please see pages 2-5 for additional information regarding admission to the meeting and how to vote your shares. If you plan to attend the meeting in person, we encourage you to register for admission by Monday, October 8. If you are not able to attend the meeting in person, you may join a live webcast of the meeting on the Internet by visiting www.pginvestor.com at 9:00 a.m., Eastern Daylight Time, on October 9.

Your vote is important. Please vote your proxy promptly to ensure your shares are properly represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

We appreciate your continued confidence in our Company and look forward to seeing you at The Procter & Gamble Company General Offices on October 9, 2018.

DAVID S. TAYLOR CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER	DEBORAH P. MAJORAS CHIEF LEGAL OFFICER AND SECRETARY

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxyvote.com.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form, or notice.	IN PERSON Attend the annual meeting in Cincinnati. See page 4 for additional details on how to preregister.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on October 9, 2018: This Notice of Annual Meeting, the Proxy Statement, and the 2018 Annual Report are available at www.proxyvote.com.

Voting Matters and Board Recommendations

Voting Matter		Vote Standard	Board Vote Recommendation	See Page

Item 1	Election of Directors	Majority of votes cast	FOR EACH NOMINEE	6

Item 2	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	FOR	67

Item 3	Advisory Approval of Executive Compensation	Majority of votes cast	FOR	68

Our Board of Director Nominees

i

Our Director Nominees

You are being asked to vote on the election of the 13 Directors listed below. Additional information about each Director’s background and experience can be found beginning on page 8.

Name	Position	Age	Board Tenure	Committee Memberships

Francis S. Blake *	Former Chairman of the Board and Chief Executive Officer of The Home Depot, Inc.	69	3 years	Audit G&PR

Angela F. Braly *	Former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (now known as Anthem)	57	8 years	Audit G&PR (Chair)

Amy L. Chang *	Senior Vice President of the Collaboration Technology Group at Cisco Systems, Inc.; Founder and Former Chief Executive Officer of Accompany, Inc.	41	1 year	Audit I&T

Kenneth I. Chenault *	Chairman and Managing Director of General Catalyst Partners; Former Chairman and Chief Executive Officer of American Express Company	67	10 years	Audit C&LD

Scott D. Cook * #	Chairman of the Executive Committee of the Board of Intuit Inc.	66	18 years	C&LD I&T

Joseph Jimenez *	Former Chief Executive Officer of Novartis AG	58	6 months	C&LD I&T (Chair)

Terry J. Lundgren *	Former Executive Chairman, Chairman of the Board and CEO of Macy’s, Inc.	66	5 years	C&LD (Chair) I&T

W. James McNerney, Jr. * (Lead Director)	Senior Advisor at Clayton, Dubilier & Rice, LLC; Former Chairman of the Board, President and Chief Executive Officer of The Boeing Company	69	15 years	C&LD G&PR

Nelson Peltz *	Chief Executive Officer and Founding Partner of Trian Fund Management, L.P.	76	6 months	G&PR I&T

David S. Taylor	Chairman of the Board, President and Chief Executive Officer of the Company	60	3 years	None‡

Margaret C. Whitman *	Chief Executive Officer of NewTV; Former President and Chief Executive Officer of Hewlett Packard Enterprise	62	7 years	C&LD I&T

Patricia A. Woertz *	Former Chairman and Chief Executive Officer of Archer Daniels Midland Company	65	10 years	Audit (Chair) G&PR

Ernesto Zedillo * +	Director of the Center for the Study of Globalization and Professor of International Economics and Politics at Yale University; Former President of Mexico	66	17 years	G&PR I&T

*	Independent
#

Mr. Cook’s experience as the founder and former CEO of a successful consumer-facing global technology company, combined with his knowledge of P&G, is proving to be highly valuable to the Board and the Company during this time. The Board therefore determined that these were “special circumstances” warranting an exception to the term limits set forth in the Corporate Governance Guidelines and voted to nominate Mr. Cook for re-election.

‡	Not on any Committees because the Committees are all comprised of independent Directors.
+	In accordance with the Corporate Governance Guidelines, Dr. Zedillo is expected to retire in February 2019 upon reaching 18 years of service on the Board.
	C&LD	Compensation & Leadership Development
	G&PR	Governance & Public Responsibility
	I&T	Innovation & Technology

Corporate Governance Highlights

Director Independence	• 12 of 13 Director nominees are independent • 4 fully independent Board Committees: Audit, Compensation & Leadership Development, Governance & Public Responsibility, and Innovation & Technology
Board Accountability	• Declassified Board – all Directors are elected annually • Simple majority voting standard for all uncontested Director elections • Shareholder right to call special meetings
Board Leadership

•  Annual assessment and determination of Board leadership structure

•  Annual election of independent Lead Director if Chairman/CEO roles are combined or the Chairman is not independent

•  Lead Director has strong role and significant governance duties, including chair of Executive Sessions of independent Directors

Board Evaluation and Effectiveness	• Annual Board and Committee self-assessments • Annual independent Director evaluation of Chairman and CEO
Board Refreshment & Diversity

•  Balance of new and experienced Directors, with tenure of current Directors averaging less than 8 years after adding 5 new Directors in the last 5 years

•  Specified retirement age and term limit for Directors

•  7 of 13 Directors are women or ethnically diverse

•  Average age of Directors is 63

Director Engagement

•  Directors attended 96.5% of Board and Committee meetings in FY 2017-18

•  Board policy limits Director membership on other public company boards

•  Shareholder ability to contact Directors (as described on page 26)

Director Access

•  Significant interaction with senior business leaders through regular business reviews

•  Directors have access to senior management and other employees

•  Directors have ability to hire outside experts and consultants and to conduct independent investigations

Clawback and Anti-Hedging Policies

•  Clawback policy permits the Company to recoup certain compensation payments in the event of a significant restatement of financial results for any reason

•  Insider Trading Policy prohibits Directors, senior executives and other designated employees from engaging in any pledging, short sales or hedging investments involving Company stock

Share Ownership

•  CEO required to hold shares equivalent to 8x salary

•  Senior executives required to hold shares equivalent to 4x or 5x salary, depending on role

•  Directors required to hold shares equivalent to 6x the cash portion of their annual retainer

•  Any executive who has not met the requirements of the Executive Share Ownership Program is subject to the Share Holding Requirement for any net shares resulting from stock option exercises or settlement of PSUs or RSUs

Proxy Access

•  Proactive adoption in 2016 of proxy access for Director nominees

•  Available to a shareholder, or group of up to 20 shareholders, holding 3% of Company’s common stock for at least 3 years

•  May nominate candidates for the greater of two seats or 20% of Board nominees

Corporate Citizenship

•  Company’s Citizenship Board, comprised of senior executives, oversees the Company’s environmental, social, and governance programs

•  Publish annual Citizenship Report disclosing Company’s Corporate Citizenship efforts

Corporate Governance Principles	• Policies consistent with the Investor Stewardship Group’s Corporate Governance Principles

Key Elements of FY 2017-18 Executive Compensation Program

• Strong Shareholder Support with 92.95% Say on Pay Support at the 2017 Annual Meeting. This vote is a positive endorsement of the Company’s executive compensation practices and decisions.

•   We Emphasize Pay for Performance.

¡  On average, 87% of NEO compensation was performance-based. Of this, 83% was tied to long-term performance.

¡  Consistent with our design principles, performance-based programs pay out at 100% when target goals are achieved. Payouts below 100% occur when target goals are not achieved, and payouts above 100% are possible when target goals are exceeded. Payouts under these programs are based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that is the cornerstone of our compensation programs.

•   We Pay Competitively.

¡  The C&LD Committee structures executive compensation to be competitive with the targets for comparable positions at companies considered to be our peers, as described on page 34.

•   We Focus on Long-Term Success.

¡  The majority of the NEOs’ compensation is delivered through two long-term incentive programs tied to Company performance: the Performance Stock Program (“PSP”) and the Long-Term Incentive Program (“LTIP”).

¡  Significant share ownership and shareholding requirements.

CEO Compensation Highlights

• Salary. Mr. Taylor’s annualized base salary was unchanged at $1,600,000.

• STAR Annual Bonus Program. Mr. Taylor’s STAR target remained at 200% of salary. His STAR payout was $2,736,000, which is approximately 85% of target.

•    Long-Term Incentive Programs. The C&LD Committee approved a long-term incentive award of $12,500,000 for Mr. Taylor. Half of the total value is delivered in the PSP. The remaining half is in the LTIP grant, which the C&LD Committee determined would be delivered as 50% stock options and 50% RSUs.

Compensation Program Improvements for FY 2018-19

To better align rewards to business results and Company strategy, and to reflect suggestions by institutional shareholders during last year’s dialogue with investors, the C&LD Committee approved several changes effective July 1, 2018:

¡   PSP: Modified the Organic Sales Growth metric so that it compares performance to our competitive peer set, and added a total shareholder return modifier, also relative to our peer set. These changes ensure awards reflect performance versus external competitive benchmarks.

¡   STAR: Expanded the ranges of the Company and Business Unit Factors to include the possibility of not paying out at all based on performance. To reflect current market practice and provide a clearer focus on rewarding business unit results, modified the STAR formula to be additive rather than multiplicative and weighted the Company Factor at 30% and the Business Unit Factor at 70%.

Commonly Used Terms in This Proxy Statement

C&LD	Compensation & Leadership Development

CEO	Chief Executive Officer

CFO	Chief Financial Officer

CHRO	Chief Human Resources Officer

EDCP	Executive Deferred Compensation Plan

EGLIP	Executive Group Life Insurance Program

EPS	Earnings Per Share

FY	Fiscal Year

G&PR	Governance & Public Responsibility

GBU	Global Business Unit

I&T	Innovation & Technology

IRA	International Retirement Arrangement

IRP	International Retirement Plan

LTIP	Long-Term Incentive Program

NEO	Named Executive Officer

NYSE	New York Stock Exchange

PSP	Performance Stock Program

PST	Profit Sharing Trust and Employee Stock Ownership Plan

PSU	Performance Stock Unit

RSU	Restricted Stock Unit

SEC	Securities and Exchange Commission

SMO	Selling and Market Operations

STAR	Short-Term Achievement Reward

TSR	Total Shareholder Return

In connection with the Company’s 2018 annual meeting of shareholders, which will take place on October 9, 2018, the Board of Directors has provided these materials to you, either over the Internet or via mail. The Notice was mailed to Company shareholders beginning August 24, 2018, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of its Board, is soliciting your proxy to vote your shares at the 2018 annual meeting of shareholders. We solicit proxies to give shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In the proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

1. Who can vote?

You can vote if, as of the close of business on August 10, 2018, you were a shareholder of record of the Company’s:

•	Common Stock;
•	Series A ESOP Convertible Class A Preferred Stock; or
•	Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock gets one vote. On August 10, 2018, there were issued and outstanding:

•	2,489,159,247 shares of Common Stock;
•	38,103,661 shares of Series A ESOP Convertible Class A Preferred Stock; and
•	54,407,237 shares of Series B ESOP Convertible Class A Preferred Stock.

2. How do I vote by proxy?

Most shareholders can vote by proxy in three ways:

•	By Internet — You can vote via the Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on that website;

•	By Telephone — In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling (800) 690-6903 (toll-free) and following the instructions; or

•

By Mail — You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

If you vote by proxy, your shares will be voted at the annual meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

If you are a participant in The Procter & Gamble Direct Stock Purchase Plan and/or The Procter & Gamble International Stock Ownership Program, you can vote the shares of common stock held for your account through any of the proxy voting options set forth above.

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”):

If you are a participant in the NA Plans, you have the right to instruct the respective plan fiduciaries how to vote the shares of stock that are allocated to your account. If your properly signed and executed voting instructions are timely received, the plan fiduciaries will vote the shares allocated to your account as you instructed. If your voting instructions are not properly signed and executed or if they are not timely received, the plan fiduciaries will vote the shares allocated to your account in direct proportion to the shares of the same class for which the respective plan fiduciaries timely received properly signed and executed voting instructions. The plan fiduciaries also will vote the shares held in trust that have not been allocated to any account in the same manner. The plan fiduciaries will vote shares of P&G stock as described above, unless otherwise required by the Employee Retirement Income Security Act of 1974, as amended, or other applicable law.

For participants in The Procter & Gamble U.K. 1-4-1 Plan, The Procter & Gamble U.K. Share Investment Scheme and/or The Procter & Gamble Ireland Employee Stock Ownership Plan (the “UK and Ireland Plans”):

If you are a participant in the UK and Ireland Plans, you can instruct the respective plan fiduciaries how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the plan fiduciaries will not submit a vote for your shares.

3. Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy at any time before it is exercised at the annual meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Daylight Time on Monday, October 8, 2018, or by attending the annual meeting and voting in person.

4. Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, we encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting, even if you plan to attend in person.

5. What are the voting procedures and what vote is required for approval of proposals?

Election of Directors—As provided in the Company’s Amended Articles of Incorporation, each of the 13 nominees for Director who receives a majority of votes cast will be elected as a member of the Board. A “majority of votes cast” means that the number of shares cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. Pursuant to the By-Laws of the Board of Directors, if a non-incumbent nominee for Director receives a greater number of votes cast “against” than votes cast “for,” such nominee shall not be elected as a member of the Board. Any incumbent nominee for Director who receives a greater number of votes cast “against” than votes cast “for” shall continue to serve on the Board pursuant to Ohio law, but shall immediately tender his or her resignation as a Director to the Board. Within 90 days, the Board will decide after taking into account the recommendation of the Governance & Public Responsibility Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the SEC.

All other proposals require the affirmative vote of a majority of shares participating in the voting on each proposal for approval. Abstentions and broker non-votes will not be counted as participating in the voting and will therefore have no effect.

6. Who pays for the Company’s proxy solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $17,500, plus reasonable expenses. In addition, D.F. King and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email, or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing returning, and tabulating the proxies.

7. What is the difference between a “shareholder of record” and a “beneficial shareholder” of shares held in street name?

You are the “shareholder of record” for any P&G shares that you own directly in your name in an account with P&G’s stock transfer agent, EQ Shareowner Services.

You are a “beneficial shareholder” of shares held in street name if your P&G shares are held in an account with a broker, bank, or other nominee as custodian on your behalf. The broker, bank, or other nominee is considered the shareholder of record of these shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote your P&G shares.

8. How do I vote my P&G shares held in street name?

If your shares are held by a bank, broker, or other holder of record, you will receive voting instructions from the holder of record. Your broker is required to vote your shares in accordance with your instructions.

9. Can I attend the Annual Meeting in person?

If you plan to attend the meeting, you must be a shareholder of The Procter & Gamble Company as of August 10, 2018, the record date. In order to expedite your admission process, we encourage you to register for admission before 11:59 p.m. on Monday, October 8. You may register for admission for yourself and one guest by:

•	Visiting www.proxyvote.com and following the instructions provided, or by calling (844) 318-0137. You will need the control number included on your proxy card, voter instruction form, or notice.

•	At the entrance to the meeting, we will verify your registration and request to see a valid form of photo identification, such as a driver’s license or passport.

If you do not register for admission in advance of the meeting, we will request to see your photo identification at the entrance to the meeting. We will then determine if you owned common stock on the record date by:

•	Verifying your name and stock ownership against our list of registered shareholders; or

•

Asking to review evidence of your stock ownership as of August 10, 2018, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting. If you are acting as a proxy, we will need to review a valid written legal proxy signed by the owner of the common stock granting you the required authority to vote the owner’s shares.

10. Can I listen to the Annual Meeting on-line?

If you are not able to attend the meeting in person, you may join a live webcast of the meeting on the Internet by visiting www.pginvestor.com at 9:00 a.m. Eastern Daylight Time on October 9, 2018.

11. What is the Record Date?

August 10, 2018 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

12. How is P&G distributing proxy materials?

On or about August 24, 2018, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of August 10, 2018, and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Those who previously requested printed proxy materials or electronic materials on an ongoing basis will receive those materials as requested.

13. Why were my proxy materials included in the same envelope as other people at my address?

Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If you prefer to receive a separate copy of the proxy materials, please call us toll-free at (800) 742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company Shareholder Services, c/o EQ Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874, or by email at www.pgshareholder.com; click Contact Us under the Email section. We will promptly deliver a separate copy of the proxy materials in response to any such request. If, in the future, you do not wish to participate in householding, you should contact us at the above phone number, address or email.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

YOUR VOTE IS IMPORTANT. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person in the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, October 8, 2018.

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law and the Company’s Amended Articles of Incorporation, Code of Regulations, and By-Laws of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s shareholders and is committed to strong corporate governance, as reflected through its policies and practices. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, and oversight of risk management.

Our Board of Directors nominated the 13 Directors listed on pages 8-14 for election at the 2018 annual meeting. Each of the Director nominees currently serves on the Board and was elected for a one-year term at the 2017 annual meeting, with the exception of Joseph Jimenez and Nelson Peltz, who were appointed to the Board effective March 1, 2018. The current terms of all nominees for Director will expire at the 2018 annual meeting when their successors are elected, and the Board has nominated each of these individuals for a new one-year term that will expire at the 2019 annual meeting when their successors are elected. In accordance with the term limits in the Corporate Governance Guidelines (“Governance Guidelines”), Ernesto Zedillo is expected to retire in February 2019 upon reaching 18 years of service on the Board.

Each of the Director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a Director if elected by the Company’s shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Director Skills, Qualifications, and Diversity

Procter & Gamble is a global consumer products company, serving consumers around the world with sales in more than 180 countries and territories. A company of our size must have strong governance, as well as leaders who understand our diverse consumers and global needs. The current composition of the Board reflects an appropriate mix of skill sets, experience, and qualifications that are relevant to the business and governance of the Company. Each Director epitomizes the Company’s Purpose, Values and Principles, possesses the highest ethics and integrity, and demonstrates commitment to representing the long-term interests of the Company’s shareholders. Each Director also has individual experiences that provide practical wisdom and foster mature judgment in the boardroom. Collectively, the Directors bring business, international, government, technology, health care, institutional investor, marketing, retail consumer products, and other experiences pertinent to the Company’s global operations. The chart on page 7 provides additional detail regarding some of the key experiences and skills of our Director nominees. Skills and experiences are one aspect of diversity that is highly valued by the Board. Our Governance Guidelines set forth the minimum qualifications for Board members and specify that the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience.”

Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the Director nomination process. The Governance & Public Responsibility (“G&PR”) Committee reviews the Director nominees (including any shareholder nominees) and ascertains whether, as a whole, the group meets the Governance Guidelines in this regard. For this year’s election, the Board has nominated 13 individuals who bring valuable diversity to the Board. Their collective experience covers a wide range of countries, geographies, and industries. These 13 Director nominees range in age from 41 to 76. Four of these nominees, or 33%, are women, and four are ethnically diverse.

The Board also believes that tenure diversity should be considered in order to achieve an appropriate balance between the detailed Company knowledge and wisdom that comes with many years of service and the fresh perspective of newer Board members. Our current Board has a good balance of experienced and new Directors, with tenure of the current Directors averaging less than 8 years.

Our Director Nominees’ Combined Skills and Experience

Consumer Industry/Retail. Directors with experience in dealing with consumers, particularly in the areas of marketing and selling products or services to consumers, provide valuable insights to the Company. They understand consumer needs, recognize products and marketing campaigns that might resonate with consumers, and identify potential changes in consumer trends and buying habits. Given the continuously evolving retail landscape, Directors with consumer and retail experience are essential.

Corporate Governance. Directors with experience in the area of corporate governance, such as those who serve or have served on boards and board committees, or as governance executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company. This experience supports the Company’s goals of strong Board and management accountability, transparency, and protection of shareholder interests.

Digital, Technology, and Innovation. Directors with digital and technology experience are able to help the Company understand the evolutions of fast-paced technology, assess and respond to potential information security challenges, and improve efficiency and productivity through oversight of the selection and implementation of new technologies to enhance business operations, marketing, and selling. Additionally, innovation is one of the Company’s core strengths and is critical in helping us translate our consumer understanding into new and successful products. Directors with an understanding of innovation help the Company focus its efforts in this important area, as well as track progress against strategic goals and benchmarks. As one of the few companies with an Innovation & Technology Committee of the Board, the areas of digital, technology, and innovation are particularly important to the Company’s overall success.

Finance. Directors with an understanding of accounting and financial reporting processes, particularly in large, global businesses, provide an important oversight role. The Company employs a number of financial targets to measure its performance, and accurate financial reporting is critical to the Company’s legal compliance and overall success. Directors with financial experience are essential for ensuring effective oversight of the Company’s financial measures and processes.

Government/Regulatory. Directors with government experience, whether as members of the government or through extensive interactions with government and government agencies, are able to recognize, identify, and understand the key issues that the Company faces in an economy increasingly affected by the role of governments around the world. This experience is especially helpful during current times of increased volatility and uncertainty in global politics and economics.

International. Directors who work in global companies have experience in markets outside of the United States and bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices. Because we do business in over 180 countries and territories, and business in international markets accounts for the majority of the Company’s revenue, having Directors on our Board with this experience is critical.

Leadership, Strategy, and Risk Management. Directors with significant leadership experience over an extended period, including former chief executive officers, provide the Company with special insights. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of talent management and how employee and executive compensation are set. They understand strategy, productivity, and risk management, and how these factors impact the Company’s operations and controls. They possess recognized leadership qualities and are able to identify and develop leadership qualities in others.

Marketing. Directors with experience identifying, developing, and marketing new products, as well as identifying new areas for existing products, can positively impact the Company’s operational results, including by helping the Company understand and anticipate evolving marketing practices. As one of the world’s largest advertisers, this is a particularly important attribute.

The Board of Directors recommends a vote FOR each of the following Director nominees to hold office until the 2019 annual meeting of shareholders and until their successors are elected.

Francis S. Blake (Frank) Director since 2015 Age 69

Mr. Blake is the former Chairman of the Board and Chief Executive Officer of The Home Depot, Inc. (a national retailer). He served as the Chairman of the Board from 2007 to 2015 and as Chief Executive Officer from 2007 to 2014. He previously served as a Director of Southern Company (a super-regional energy company) from 2004 to 2009. Mr. Blake has been a Director of Delta Airlines since 2014 and was appointed non-Executive Chairman of the Board in 2016. He has been a Director at Macy’s, Inc. since 2015.

Mr. Blake’s former role as Chairman and CEO of Home Depot, where he successfully rebuilt Home Depot’s retail strategy and culture during a weak housing and job market, provides him with extensive Consumer Industry/Retail and Marketing knowledge as well as Leadership, Strategy, and Risk Management skills, which Mr. Blake draws upon to give the Board better insight into the evolving marketing practices in the retail consumer industry and the actions necessary to improve the Company’s strategy and culture. In addition to the strong Corporate Governance skills that Mr. Blake developed through his experience on other public company boards, including as non-Executive Chairman of Delta Airlines’ Board and chair of its Corporate Governance Committee, he also contributes his significant Government/Regulatory experience to the Board, having previously served as General Counsel for the U.S. Environmental Protection Agency, Deputy Counsel to Vice President George H. W. Bush, and Deputy Secretary for the U.S. Department of Energy.

Member of the Audit and Governance & Public Responsibility Committees.

Angela F. Braly Director since 2009 Age 57

Ms. Braly is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (a healthcare insurance company), now known as Anthem, Inc. She served as Chair of the Board from 2010 to 2012 and as President and Chief Executive Officer from 2007 to 2012. She previously served as Executive Vice President, General Counsel, and Chief Public Affairs Officer of WellPoint from 2005 to 2007, and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005. Ms. Braly has been a Director of Lowe’s Companies, Inc. since 2013, Brookfield Asset Management since 2015, and ExxonMobil Corporation since 2016.

Ms. Braly’s diverse Leadership, Strategy, and Risk Management experience at WellPoint enables her to provide valuable insight about risk management and governance matters, particularly as it pertains to the Consumer Industry/Retail sector, to the Board. Additionally, her role as General Counsel and Chief Public Affairs Officer for WellPoint, where she was responsible for the company’s government relations, public policy development, social responsibility, and corporate governance initiatives, and her experience on other public company boards enables her to bring significant Corporate Governance expertise and Government/Regulatory skills to the Board, which is critical during current times of political and economic uncertainty.

Chair of the Governance & Public Responsibility Committee and member of the Audit Committee.

Amy L. Chang Director since 2017 Age 41

Ms. Chang is Senior Vice President of the Collaboration Technology Group at Cisco Systems, Inc. (a networking technology company). She is the founder and former Chief Executive Officer of Accompany, Inc. (a relationship intelligence company), a position she held from 2013 to 2018. She previously held positions of increasing responsibility at Google, Inc. from 2005 to 2012, most recently serving as Global Head of Product, Google Ads Measurement and Reporting. Prior to joining Google, she held product management and strategy positions at eBay, Inc. and served as a consultant with McKinsey & Company, specializing in semi-conductors, software, and services. Ms. Chang was a Director of Cisco Systems, Inc. from 2016 to 2018, a Director of Informatica from 2012 to 2015, a Director of Splunk, Inc. from 2015 to 2017, and a member of Target Corporation’s Digital Advisory Council from 2013 to 2016.

Ms. Chang’s mix of extensive Digital, Technology, and Innovation and Marketing experience, including as founder and CEO of Accompany and as Global Head of Product, Google Ads Measurement and Reporting, uniquely situates her to provide important insights about digital industry trends, evolving marketing practices and data analytics to the Board. Additionally, as the founder of a digital startup company, Ms. Chang’s Leadership, Strategy, and Risk Management experience in a fast-paced environment gives her critical perspective on understanding consumers and driving innovation.

Member of the Audit and Innovation & Technology Committees.

Kenneth I. Chenault (Ken) Director since 2008 Age 67

Mr. Chenault is Chairman and Managing Director of General Catalyst Partners (venture capital firm), a position he has held since 2018. He was Chairman and Chief Executive Officer of American Express Company (a global services, payments, and travel company) from 2001 to 2018. He has been a Director of International Business Machines Corporation since 1998 and Facebook since 2018.

Through Mr. Chenault’s more than 37 years of experience, including more than 17 years as CEO, at American Express, a company delivering financial products and services to consumers and businesses around the world, he contributes valuable International and Leadership, Strategy, and Risk Management experience, extensive Finance skills, and a deep understanding of Digital, Technology, and Innovation to the Board, enabling him to provide vital perspective on the Company’s strategic planning and operations. Mr. Chenault also contributes to the Board his substantial Corporate Governance skills garnered from his early legal career and his experience as a director on other public company boards.

Member of the Audit and Compensation & Leadership Development Committees.

Scott D. Cook Director since 2000 Age 66

Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a software and web services company). He co-founded Intuit, the maker of business and financial management technology solutions, including QuickBooks, Quicken, and TurboTax, in 1983 and has served in various capacities since its founding. He served as President and Chief Executive Officer of Intuit from 1983 to 1994 and as Chairman of the Board from 1993 through 1998. Mr. Cook also served on the Board of eBay Inc. from 1998 to 2015.

Mr. Cook has been a leader in the technology industry for more than 30 years. As co-founder of a global consumer-facing technology company, he has driven innovation and significant growth. Mr. Cook utilizes his wealth of Leadership, Strategy, and Risk Management, Consumer Industry/Retail and Marketing experience to provide the Board with unique insight on the Company’s business operations and plans for strategic growth. He also brings valuable Digital, Technology, and Innovation experience to the Innovation & Technology Committee, as well as to the full Board, which he draws upon to guide and foster innovation at the Company and to provide the Board with important perspective on commercial and technology issues.

Member of the Compensation & Leadership Development and Innovation & Technology Committees.

Joseph Jimenez Director since 2018 Age 58

Mr. Jimenez is the former Chief Executive Officer of Novartis AG (a global health care company), a position he held from 2010 to 2018. Prior to this role, he held several other senior positions at Novartis from April 2007 to 2010, as well as various leadership roles at H. J. Heinz Company in Europe and North America from 1999 to 2006 and at ConAgra Foods from 1993 to 1998. He was also an Advisor to the Blackstone Group L.P. from 2006 to 2007. Mr. Jimenez has been a Director of General Motors since 2015. He was a Director of Colgate-Palmolive from 2010 to 2015.

Mr. Jimenez’s demonstrated track record of International business leadership and the Digital, Technology, and Innovation experience he gained through his role as CEO of Novartis and other roles at a range of Consumer Industry/Retail companies, such as H.J. Heinz and ConAgra, enables him to provide unique perspective to the Board on commercial, innovation, Marketing, and strategic issues. The Board also benefits from Mr. Jimenez’s extensive knowledge of the health care industry, particularly as the Company works to acquire and integrate Merck KGaA’s Consumer Health Business.

Chair of the Innovation & Technology Committee and member of the Compensation & Leadership Development Committee.

Terry J. Lundgren Director since 2013 Age 66

Mr. Lundgren is the former Chairman and Chief Executive Officer of Macy’s, Inc. (a national retailer that includes Macy’s, Bloomingdale’s, and Blue Mercury), a position he held from 2003 to 2017. Mr. Lundgren then served as Executive Chairman and Chairman of the Board of Macy’s, Inc. from 2017 to 2018. From 2003 to 2014, he also held the title of President of the company. He was a Director of Kraft Foods Group from 2012 to 2015. Earlier in his career, Mr. Lundgren was Chairman and CEO of Neiman Marcus.

Mr. Lundgren has extensive Marketing experience, including merchandising, digital and in-store execution, as well as Leadership, Strategy, and Risk Management experience, which was garnered from over 35 years working in the retail Consumer Industry, including 20 combined years as CEO of Neiman Marcus and subsequently Macy’s. During his tenure at Macy’s, Mr. Lundgren also gained significant experience in acquisitions and integration. His extensive retail career enables him to contribute his deep knowledge of the evolving consumer and retail landscape, plus his broad experience with dynamic marketing practices, including digital marketing, to the Board.

Chair of the Compensation & Leadership Development Committee and member of the Innovation & Technology Committee.

W. James McNerney, Jr. (Jim) Director since 2003 Age 69

Mr. McNerney is a Senior Advisor at Clayton, Dubilier & Rice, LLC (a private equity investment firm). He retired as Chairman of the Board of The Boeing Company (aerospace, commercial jetliners and military defense systems) in 2016. He was President of The Boeing Company from 2005 to 2013, Chief Executive Officer from 2005 to 2015, and Chairman of the Board from 2005 to 2016. From 2001 to 2005, Mr. McNerney was Chairman and CEO of 3M Company (a global technology company). Prior to his appointment as CEO of 3M Company, Mr. McNerney was employed by General Electric for nearly 20 years, where he held positions of increasing importance. He was a director of International Business Machines Corporation from 2009 to 2018.

Mr. McNerney brings a wealth of Leadership, Strategy, and Risk Management and Digital, Technology, and Innovation experience to the Board from his roles as CEO of Boeing and 3M, both large, International companies. Mr. McNerney’s experience revitalizing Boeing during his tenure as CEO by increasing efficiency and growing revenue while restoring the company as the global leader in commercial airplane deliveries uniquely qualifies him to advise the Board on the Company’s overall strategic direction. Additionally, Mr. McNerney contributes significant Corporate Governance experience to the Board, having served as Chairman and CEO of two public companies and as the Company’s Lead Director since 2007.

Lead Director, member of the Compensation & Leadership Development and Governance & Public Responsibility Committees.

Nelson Peltz Director since 2018 Age 76

Mr. Peltz has served as the Chief Executive Officer and Founding Partner of Trian Fund Management, L.P. (an investment management firm) since its formation in 2005. He previously served as Chairman and Chief Executive Officer of Triarc Companies, Inc., the predecessor to The Wendy’s Company, from 1993 to 2007 and as Chairman and Chief Executive Officer of Triangle Industries, Inc., the parent company of American National Can Company, from 1983 to 1988. He has been a Director of Sysco Corporation since 2015, The Madison Square Garden Company since 2015 and The Wendy’s Company since 2007, where he serves as non-executive Chairman. He was a Director of Mondelēz International, Inc. from 2014 to 2018, Legg Mason, Inc. from 2009 to 2014, MSG Networks Inc. from 2014 to 2015, Ingersoll-Rand from 2012 to 2014, and H. J. Heinz Company from 2006 to 2013.

Mr. Peltz’s more than 40 years of business and investment experience and over 20 years of service as the chairman and chief executive officer of public companies enables him to bring significant and diverse Consumer Industry/Retail, Marketing and Leadership, Strategy, and Risk Management experience to the Board. His service on multiple Board governance committees, including as chair of the Legg Mason Nominating & Corporate Governance and as a member of Sysco’s Corporate Governance and Nominating Committee, provides Mr. Peltz with substantial Corporate Governance experience. As a result of his role at Trian, which holds approximately 38 million shares of the Company’s common stock, Mr. Peltz brings extensive Finance skills and an institutional investor perspective, including strong relationships in the investment community, to the Board and utilizes his unique perspective to provide the Board with critical insight on the Company’s business operations and issues the Company faces.

Member of the Governance & Public Responsibility and Innovation & Technology Committees.

David S. Taylor Director since 2015 Age 60

Mr. Taylor is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Taylor has been President and CEO since 2015 and was elected Chairman of the Board in 2016. Mr. Taylor joined the Company in 1980 and, since that time, has held numerous positions of increasing responsibility in North America, Europe, and Asia in virtually all of the Company’s core businesses. Prior to his current role, Mr. Taylor was Group President-Global Health & Grooming from 2013 to 2015, Group President-Global Home Care from 2007 to 2013, and President-Global Family Care from 2005 to 2007. He also played a key role in the design of the Company’s portfolio optimization strategy. Mr. Taylor served as a Director of TRW Automotive Corporation from 2010 to 2015.

With over 38 years of experience in the Company, holding positions of increasing importance across many regions and businesses, Mr. Taylor brings vast International, Marketing, and Consumer Industry/Retail experience to the Board, which, together with his significant Leadership, Strategy, and Risk Management skills and robust knowledge of the Company, enable him to provide valuable insight to and leadership of the Board and the Company.

Margaret C. Whitman (Meg) Director since 2011 Age 62

Ms. Whitman is the Chief Executive Officer of NewTV (mobile video company), a position she has held since 2018. She was President and Chief Executive Officer of Hewlett Packard Enterprise (a multinational information technology enterprise) from 2015 to 2017. Prior to her role at Hewlett Packard Enterprise, she was President and Chief Executive Officer of Hewlett-Packard Company from 2011 to 2015, as well as Chairman of the Board from 2014 to 2015. She served as President and Chief Executive Officer of eBay Inc. from 1998 to 2008. She has been a Director of Hewlett Packard Enterprise since 2015 and Dropbox since 2017. Ms. Whitman served as a Director of DXC Technology in 2017 and Zipcar, Inc. from 2011 to 2013 and as Chairman of the Board of HP Inc. from 2015 to 2017. She also served as a Director of the Company from 2003 to 2008, having resigned in preparation for her 2010 California gubernatorial bid.

Ms. Whitman’s roles as CEO of Hewlett Packard Enterprise, Hewlett-Packard Company, and eBay provides her extensive Consumer Industry/Retail and Digital, Technology, and Innovation experience, enabling her to contribute valuable perspective to the Board in these areas. Over her ten years as CEO of eBay, Ms. Whitman built the company from $4 million to $8 billion in annual revenue, and, as CEO of Hewlett-Packard Company, she stabilized the company’s declining performance and executed a 5-year recovery plan to return the company to growth. Ms. Whitman utilizes her considerable Leadership, Strategy, and Risk Management experience gained in her past management roles to provide the Board with significant insight into the Company’s priorities and strategic plans for growth.

Member of the Compensation & Leadership Development and Innovation & Technology Committees.

Patricia A. Woertz (Pat) Director since 2008 Age 65

Ms. Woertz is the former Chairman of the Board and Chief Executive Officer of Archer Daniels Midland Company (“ADM”) (agricultural processors of oilseeds, corn, wheat, etc.), where she joined in 2006 as Chief Executive Officer and President and was named Chairman in 2007. Ms. Woertz retired as Chief Executive Officer of ADM in 2015 and as Chairman in 2016. Prior to joining ADM, Ms. Woertz was with Chevron Corp. for 29 years and retired as EVP Global Downstream. She began her career as a certified public accountant with Ernst & Ernst. Ms. Woertz has been a Director of 3M Company since 2016. She was a Director of Royal Dutch Shell plc from 2014 to 2017.

With broad executive experience at Chevron and ADM, including as CEO of ADM, and having started her career as a CPA, Ms. Woertz contributes a valuable mix of International and Marketing experience and Finance expertise, enabling her to provide critical perspective on operational and financial aspects of the Company, including accounting and corporate finance matters. Additionally, Ms. Woertz’s experience as an executive of public companies and a director on other public company boards provides her with significant Leadership, Strategy, and Risk Management skills and Corporate Governance experience from which she draws to provide a broad perspective on governance matters and issues facing public companies.

Chair of the Audit Committee and member of the Governance & Public Responsibility Committee.

Ernesto Zedillo Director since 2001 Age 66

Dr. Zedillo has been at Yale University since 2002 and currently serves as Director of the Yale Center for the Study of Globalization and Professor in the field of International Economics and Politics. Dr. Zedillo served as President of Mexico from 1994 to 2000. Prior to that he served in the Federal Government of Mexico as Secretary of Education from 1992 to 1993, as Secretary of Economic Programming and the Budget from 1988 to 1992, and as Undersecretary of the Budget from 1987 to 1988. He has been a Director of Alcoa, Corp. since 2002 and Citigroup, Inc. since 2010. He was a director of Promotora de Informaciones S.A. from 2010 to 2017.

From Dr. Zedillo’s prior service as President of Mexico and senior roles in the Federal Government of Mexico, he contributes an abundance of Government/Regulatory, International, and Leadership, Strategy, and Risk Management experience, which he utilizes to provide key perspectives to the Board about the Company’s global business operations. He also brings significant Finance experience, garnered from his current position as a member of Alcoa’s Audit Committee, his previous service on the Audit Committee of Union Pacific and as the Secretary of Economic Programming and the Budget for Mexico, and the various positions he held at Banco de Mexico.

Member of the Governance & Public Responsibility and Innovation & Technology Committees.

The Board’s Leadership Structure

The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer (“CEO”) and Chairman of the Board, or whether the roles should be separated. This approach allows the Board to utilize its considerable experience and knowledge to elect the most qualified Director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when necessary. Accordingly, at some points in the Company’s history, the CEO and Chairman of the Board roles were held by the same person. At other times, the roles were held by different individuals. The Board believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company and best serve the interests of the Company’s shareholders.

During the Board’s annual evaluation of its leadership structure, and upon recommendation of the G&PR Committee, the non-employee Directors of the Board concluded that the current leadership structure continues to be the right leadership structure for the Company at this time and that it is in the best interest of the shareholders to maintain the combined Chairman and CEO role currently held by Mr. Taylor. The Board believes that Mr. Taylor has served the Company well as Chairman and CEO, and that this combined structure provides unified leadership and focus on the Company’s strategy, business plans, and productivity efforts. The Board also recognizes that the combined Chairman and CEO role has worked well in the past and that introduction of a split leadership structure would not be in the best interests of the Company at this time.

When the Board determines that the same individual should hold the positions of CEO and Chairman of the Board, or if the Chairman of the Board is not independent, the independent Directors of the Board elect a Lead Director from among the independent Directors, for an annual term. The Lead Director role is a significant one, with responsibilities consistent with accepted best practices, including:

•	preside at all meetings of the Board in the absence of, or upon the request of, the Chairman of the Board;
•	lead regular executive sessions of the independent Directors;
•	provide input to and approve agendas for the Board meetings and information sent to the Board;
•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	call meetings of the non-employee and/or independent Directors, with appropriate notice;
•	advise the G&PR Committee and the Chairman of the Board on the membership of the various Board committees and the selection of committee chairpersons;
•	advise the Chairman of the Board on the retention of advisors and consultants who report directly to the Board;
•	advise the Chairman of the Board and CEO, as appropriate, on issues discussed at executive sessions of non-employee and/or independent Directors;
•	with the Chair of the C&LD Committee, review with the CEO the non-employee Directors’ annual evaluation of the CEO’s performance;
•	serve as principal liaison between the non-employee and/or independent Directors, as a group, and the Chairman of the Board and CEO, as necessary;
•	serve when necessary and appropriate, after consultation with the Chairman of the Board and CEO, as the liaison between the Board and the Company’s shareholders; and
•	select an interim Lead Director to preside over meetings at which he or she cannot be present.

Mr. McNerney serves as the Board’s current Lead Director and has been re-elected annually to that role since 2007. Mr. McNerney is a strong, independent Lead Director, who fulfilled each of the above duties during the past year. He has helped lead the Board through executive leadership transitions and the Company’s recent major strategic transformation. As the former CEO and Chairman of the Board of The Boeing Company, and former CEO of 3M Company, he brings a wealth of diverse experiences and outside perspective to his Lead Director role, which allows him to serve as a trusted advisor to Mr. Taylor and ensure efficient and effective Board engagement.

In FY 2017-18, the non-employee Directors, led by Mr. McNerney, met six times in regularly scheduled executive sessions (without the presence of Mr. Taylor or other employees of the Company) to discuss various matters related to the oversight of the Company, the management of Board affairs, succession planning for the Company’s top management, and the CEO’s performance. Mr. McNerney fosters an open and constructive dialogue among the independent Directors, and after each executive session, Mr. McNerney advised Mr. Taylor on the independent Directors’ discussions, including performance feedback, and followed up on meeting outcomes and deliverables.

In conjunction with the Board’s decision to maintain the combined Chairman and CEO role, as recommended by the G&PR Committee, the non-employee Directors reappointed Mr. McNerney to serve as Lead Director for FY 2018-19. The Board is confident that Mr. Taylor, as Chairman and CEO, and Mr. McNerney, as Lead Director, will continue to work well together, and that the appropriate balance of power will be maintained. The Board will continue to periodically evaluate the Company’s leadership structure.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Mr. Taylor, are independent under NYSE’s listing standards and the Independence Guidelines. All members of the Board’s Audit, Compensation & Leadership Development, Governance & Public Responsibility, and Innovation & Technology Committees are independent under the NYSE listing standards and Independence Guidelines, and all members of the Audit Committee are also compliant with the SEC enhanced independence requirement for audit committee members. The Board of Directors has determined that Ms. Woertz and Mr. Chenault meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate.

In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines”). Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence, but were reported to the Chair of the G&PR Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships, or arrangements that would impair the independence or judgment of any of the Directors deemed independent by the Board.

Mr. Taylor is Chairman of the Board, President and CEO of the Company. As an employee of the Company, he cannot be deemed independent under the NYSE listing standards or the Independence Guidelines.

Board Meetings and Committees of the Board

Our Directors are active and engaged. Board agendas are set in advance by the Chairman of the Board and Lead Director to ensure that appropriate subjects are covered and that there is sufficient time for discussion. Committee Chairs also work closely with management to set agendas for Committee meetings to ensure that relevant subjects are reviewed by the Committees. Directors are provided with comprehensive materials in advance of Board and Committee meetings and are expected to review these materials before each meeting to ensure that time in Board and Committee meetings is focused on active discussions versus lengthy presentations. During the fiscal year ended June 30, 2018, the Board held 13 meetings, and the Committees of the Board collectively held 26 meetings, for a total of 39 meetings. Average attendance at these meetings by Directors during the past year was 96.5%, and all Directors attended greater than 75% of the meetings of the Board and the Committees on which they serve. The Board expects all Directors to attend the annual meeting of shareholders; all Directors, with the exception of Joseph Jimenez, who joined the Board in March 2018, attended the October 10, 2017 annual meeting. Nelson Peltz attended the 2017 annual meeting in his role as a shareholder of the Company.

To assist the Board in discharging its duties and to facilitate deeper penetration into certain key areas of oversight, the Board has established four standing committees. Each committee is fully independent under the NYSE listing standards and the Independence Guidelines, which can be found at www.pg.com. The charter for each of these committees can be found in the corporate governance section of the Company’s website at www.pg.com.

Name	Board	Audit	Compensation & Leadership Development	Governance & Public Responsibility	Innovation & Technology
Francis S. Blake	✓	✓		✓
Angela F. Braly	✓	✓		Chair
Amy L. Chang	✓	✓			✓
Kenneth I. Chenault	✓	✓	✓
Scott D. Cook	✓		✓		✓
Joseph Jimenez	✓		✓		Chair*
Terry J. Lundgren	✓		Chair		✓
W. James McNerney, Jr.	Lead		✓	✓
Nelson Peltz	✓			✓	✓
David S. Taylor	Chair
Margaret C. Whitman	✓		✓		✓
Patricia A. Woertz	✓	Chair		✓
Ernesto Zedillo	✓			✓	✓
Total FY 2017-18 Meetings	13	9	8	7	2

* Effective August 15, 2018.

Audit Committee

The Audit Committee has the responsibilities set forth in its charter with respect to:

•	accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management;
•	the quality and integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	the Company’s overall risk management profile, including with respect to information security;
•	the independent registered public accounting firm’s qualifications and independence;
•	the performance of the Company’s internal audit function and the independent registered public accounting firm;
•	the performance of the Company’s ethics and compliance function; and
•	preparing the annual Report of the Audit Committee to be included in the Company’s proxy statement.

At each meeting, representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and financial management were present to review accounting, control, auditing, and financial reporting matters. During certain of these meetings, the Audit Committee also held private sessions with the Company’s CEO, CFO, Chief Legal Officer, Chief Ethics & Compliance Officer, chief audit executive, and representatives of Deloitte & Touche LLP.

Compensation & Leadership Development Committee

The C&LD Committee has a charter, under which:

•

the Committee has full authority and responsibility for the Company’s overall compensation policies, including base pay, short- and long-term pay, retirement benefits, perquisites, severance arrangements, recoupment, stock ownership requirements, and stock option holding requirements, if any, and their specific application to principal officers elected by the Board and to Directors; and

•	the Committee assists the Board in the leadership development and evaluation of principal officers and also has the responsibility to periodically review organizational diversity.

The CEO makes recommendations to the C&LD Committee regarding the compensation elements of the principal officers (other than his own compensation) based on Company performance, individual performance, and input from Company management and the Committee’s independent compensation consultant. All final decisions regarding compensation for principal officers are made by the C&LD Committee, and the C&LD Committee makes a recommendation to the Board regarding the shareholder votes related to executive compensation. For more details regarding principal officer compensation or the C&LD Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion & Analysis section found beginning on page 30 of this proxy statement. The C&LD Committee retains an independent compensation consultant, hired directly by the Committee, to advise it regarding executive compensation matters.

Governance & Public Responsibility Committee

The G&PR Committee has governance responsibilities set forth in its charter with respect to:

•	identifying individuals qualified to become Directors;
•	recommending when new members should be added to the Board and individuals to fill vacant Board positions;
•

recommending to the Board the Director nominees for the next annual meeting of shareholders and whether to accept the resignation of any incumbent Director nominee who received a greater number of “against” votes than “for” votes in a non-contested election;

•	recommending Board committees and committee assignments;
•	periodically reviewing and recommending updates to the Corporate Governance Guidelines;
•	educating the Board and the Company in applicable governance laws and regulations;
•	assisting the Board and the Company in interpreting and applying the Corporate Governance Guidelines and other issues related to Board governance; and
•	evaluating the Board and the Directors.

The G&PR Committee also covers public responsibility topics, including:

•

overseeing the Company’s commitment to making a meaningful impact around the world through the Company’s Citizenship efforts in the areas of social investments and environmental sustainability, by reviewing strategies and plans for improving lives in ways that enable people to thrive and that increase their quality of living;

•	overseeing the Company’s community and government relations;
•	overseeing the Company’s product quality and quality assurance systems;
•	overseeing protection of the Company’s corporate reputation; and
•	other matters of importance to the Company and its stakeholders (including employees, consumers, customers, suppliers, shareholders, governments, local communities, and the general public).

Innovation & Technology Committee

The I&T Committee has the responsibilities set forth in its charter with respect to reviewing and making recommendations to the Board on major strategies for technical and commercial innovation to increase shareholder value and other subjects relating to:

•	overseeing the Company’s approach to technical and commercial innovation;
•	overseeing the innovation, technology development, and acquisition process to assure ongoing business growth; and
•	overseeing development of measurement and tracking systems that are important to successful product and commercial innovation.

The I&T Committee reviews annually:

•	product and package performance via a holistic product assessment;
•	historical tracking of initiatives vs. targets, and the impact of initiatives on brand growth; and
•	the Company’s forward-looking innovation portfolio.

The Board’s Oversight of Risk

The Company’s senior management has the responsibility to develop and implement the Company’s strategic plans, and to identify, evaluate, manage, and mitigate the risks inherent in those plans. It is the responsibility of the Board to understand and oversee the Company’s strategic plans, the associated risks, and the steps that senior management is taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of the Company’s business strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and committee structure, which ensures proper consideration and evaluation of potential enterprise risks by the full Board under the auspices of the Chairman of the Board and Lead Director, and further consideration and evaluation of certain risks at the committee level.

As part of its strategic risk management oversight, the full Board conducts a number of reviews throughout the year to ensure that the Company’s strategy and risk management is appropriate and prudent, including:

•	A comprehensive annual review of the Company’s overall strategic plan, with updates throughout the year.
•	Direct discussions with the Chairman and CEO, in semi-executive sessions held at seven Board meetings, about the state of the business.
•	Reviews of the strategic plans and results for the Company’s business sectors, including the risks associated with these strategic plans, at Board meetings during the year.
•

Reviews of other strategic focus areas for the Company, such as innovation, information security, and organizational management. The Board also has overall responsibility for leadership succession for the Company’s most senior officers, including the CEO, and reviews succession plans on an ongoing basis.

•

Annual review of the conclusions and recommendations generated by management’s enterprise risk management process. This process involves a cross-functional group of the Company’s senior management, which identifies on a continual basis current and future potential risks facing the Company, partnering with Global Internal Audit, business leaders, and other governance organizations on actions to appropriately manage and mitigate those potential risks. In conjunction with the Company’s enterprise risk management process, management also maintains an information and operational technology risk management program, which analyzes emerging cybersecurity threats as well as the Company’s plans and strategies to address them.

In addition, the Board has delegated certain risk management oversight responsibilities to specific Board committees, each of which reports regularly to the full Board. The Audit Committee manages the Company’s overall risk management process, with a focus on accounting and financial controls, financial statement integrity, information security, cybersecurity, legal and regulatory compliance, tax policy and compliance, business continuity planning and ethics and compliance programs, and routinely discusses the Company’s risk profile, risk management, and exposure with management, internal auditors, and our independent registered public accounting firm. The Compensation & Leadership Development Committee reviews risks related to the development and succession planning of our executive officers as well as risks associated with the Company’s compensation policies and practices, as discussed further below under “Compensation-Related Risk.” The Governance & Public Responsibility Committee considers risks related to the Company’s corporate governance structure and processes, including Director qualifications, succession planning, and independence, as well as risks related to product quality, public policy, social issues, environmental sustainability, and the Company’s reputation. Finally, the Innovation & Technology Committee reviews risks related to emerging technologies, the changing media landscape, the Company’s integration of new technology, ingredient safety, and our overall innovation strategy. In performing these oversight responsibilities, each committee has full access to management, as well as the ability to engage independent advisors.

Compensation-Related Risk

As part of its risk oversight responsibilities, the C&LD Committee annually reviews the Company’s compensation policies and practices. The C&LD Committee employs an independent compensation consultant, Frederic W. Cook & Co., Inc., who does not work for management and, among other tasks, reviews and reports on all the Company’s executive compensation programs, including the potential risks and other impacts of incentives created by the programs. For more details on the arrangement with Frederic W. Cook & Co., Inc., please see the section entitled “Engagement of Independent Advisor” found on page 42 of this proxy statement.

The independent compensation consultant’s review included an analysis of the Company’s short-, medium-, and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives, stock ownership requirements, prohibitions on hedging and pledging, and trading policies. Members of management also performed a similar review of the Company’s other compensation programs including maximum program spending, payment authorizations and confirmation that plans do not encourage excessive risk-taking. The results of the consultant’s analysis of the Company’s executive compensation programs, as well as management’s review of the Company’s other compensation programs, were shared with the C&LD Committee, which concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

In reaching its conclusion, the C&LD Committee noted that the Company’s compensation programs include a mix of cash and equity, as well as annual, medium-term, and long-term incentives. This mix of compensation, the design features of these programs, and the Company’s respective oversight and control requirements mitigate the potential of any individual inclination toward taking unnecessary risks. The C&LD Committee also acknowledged various other features of the Company’s compensation programs, policies, and practices designed to mitigate unwarranted risk. For example, the Company’s annual cash bonus program, STAR, provides the C&LD Committee with discretion to reduce or eliminate any award that would otherwise be payable. In addition, the performance metrics under STAR include both quantitative measures (e.g., top-line growth, bottom-line profits, free cash flow, etc.) and qualitative measures (e.g., relative performance, strategic strength, innovation, etc.). These non-metric features mitigate the risk of an executive focusing too much on the specific financial metrics under STAR. Moreover, the performance metrics associated with the STAR Company Factor (core earnings per share growth and organic sales growth) are aligned with the Company’s business plans and strategic objectives.

Further, the C&LD Committee recognized that the Company’s longer-term incentives include a balanced portfolio of stock options, restricted stock units, and performance-vested stock (under Performance Stock Program, or PSP). These longer-term incentives incorporate a variety of payout horizons that focus executives on long-term performance: 10-year terms with three-year cliff vesting for stock options, three-year cliff vesting for restricted stock units, and a three-year performance period for performance-vested stock. The C&LD Committee also noted that the design of the PSP reduces the likelihood that an executive will focus too much on a single performance measure by including four different performance categories with weightings of 20% or 30% each to provide a balanced risk profile. The categories are organic sales growth relative to competitive peers, constant currency core before-tax operating profit growth, core earnings per share growth, and free cash flow productivity. In addition, actual performance against goals with respect to each of these performance measures will yield a payout from a minimum of 0% to a maximum of 200% of a senior executive’s target incentive opportunity. Using this sliding scale approach, versus an all-or-nothing approach, discourages participants from taking unnecessary risks. Each of the financial measures is defined and further explained on page 40 of this proxy statement. Additionally, the C&LD Committee noted the updated performance measures for the upcoming program now include a relative TSR measure to further ensure executive pay is aligned with winning in the marketplace.

Finally, the C&LD Committee acknowledged that the Company has established a global compensation and benefits policy review board to authorize any new plans and monitor existing plans as well as maintaining several policies intended to mitigate inappropriate risk taking, including stock ownership guidelines for senior executives, a recoupment policy that can be applied in the event of any significant financial restatement, and an insider trading policy that prohibits margin and hedging transactions by senior executives.

Service on Other Public Boards

The Board believes that service on the boards of other public companies provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that outside public board service requires a significant commitment of time and attention, and therefore, in accordance with best governance practices, limits Director participation on other public boards. Under the Corporate Governance Guidelines, Directors who are active CEOs of other public companies may sit on no more than two additional outside public boards (including his/her own company board), and other non-employee Directors may sit on no more than three additional outside public boards; any exception must be approved by the Board. This practice helps ensure that our Directors can give appropriate levels of time and attention to the affairs of the Company. In addition, when nominating a Director for service on the Board, the G&PR Committee considers whether the nominee will have adequate time to serve as a Director of the Company. Each Director demonstrates their strong engagement and high attendance and has adequate time to devote to the affairs of the Company.

Code of Ethics

The Company has a code of ethics for its Directors, officers, and employees. The most recent version of this code of ethics is contained in the Worldwide Business Conduct Manual. The Worldwide Business Conduct Manual is reviewed each year for appropriate updates, and employees, officers, and Directors are asked to annually certify their understanding of, and compliance with, its requirements. Only the Board may grant a waiver of any provision for a Director or executive officer, and any such waiver, or any amendment to the manual, will be promptly disclosed as required at www.pg.com. The Worldwide Business Conduct Manual, which is firmly rooted in the Company’s long-standing Purpose, Values and Principles, is made available to employees in 28 different languages and can be found on the Company’s website at www.pg.com.

Corporate Citizenship

P&G is committed to being a good corporate citizen and doing the right thing. We are known as a company that is governed responsibly and behaves ethically, that is open and transparent in its business dealings, that makes a positive social impact and protects the environment, and that provides a work environment where our employees are treated well and are given the opportunity to be all they can be. By growing the Company responsibly, we earn the trust on which our business is based, and we build the relationships on which our future depends.

P&G’s Corporate Citizenship comes to life through five focus areas: Ethics & Corporate Responsibility, Community Impact, Diversity & Inclusion, Gender Equality, and Environmental Sustainability.

Ethics & Corporate Responsibility: “Doing the Right Thing”

Since the days of its founding in 1837 by two brothers-in-law, P&G has had an unshakeable commitment to doing the right thing; from following the letter and spirit of the law everywhere we do business, to caring about important issues like worker’s rights long before they became popular causes. Today, this focus on Ethics & Corporate Responsibility takes many forms, from our employees’ passionate commitment to our Purpose, Values and Principles (or PVPs), to our investment in a multi-functional Ethics & Compliance Office that helps ensure the Company has the right tools and training to meet its legal obligations around the globe, to our commitments to responsible sourcing, environmental sustainability, transparency and community development. P&G strives to ensure our commitment to ethical behavior is embedded in every aspect of our operations.

Community Impact: “Giving Back to Our Communities”

Our brands are part of everyday life. We are there with people when they wash their hair, clean their clothes, diaper their babies, and care for their homes. We are also there in times of greater need—when our products and our help matter more than ever. We focus our efforts where we can uniquely add value—health and hygiene and comforts of home. Examples of our work in communities around the globe include:

•   Since 2004, P&G has provided more than 13 billion liters of clean water to people in need around the world through our Children’s Safe Drinking Water program, which provides an easy-to-use water purification packet invented by P&G scientists that can clean 10 liters of water in just 30 minutes.

•   Ten years ago, in response to the devastation of Hurricane Katrina, Tide created Loads of Hope: a mobile laundromat developed to restore a sense of normalcy and dignity through the basic comfort of clean clothing for those in the midst of chaos. Since that time, Tide has helped renew hope for nearly 45,000 families across the country affected by natural disasters, from tornadoes in Missouri to flooding in South Carolina.

Diversity & Inclusion: “Everyone Valued, Everyone Included, Everyone Performing at Their Peak”

P&G is a company that believes in diversity and inclusion. The more we understand people, their needs and challenges, the better we can delight them with our products and services. And while diversity is essential in all we do, we believe inclusion changes the game. Every day we strive to get the full value of our diversity through inclusion—fostering an environment where P&G people can be their best, full and authentic selves in the workplace. But our job does not end there—our belief and commitment extends beyond P&G’s walls. We are driving action on the world stage to make a meaningful difference, and we care deeply about our impact, always striving to make the world a little bit better through our actions, including:

•   In 2017, the Company joined the CEO Action for Diversity & Inclusion, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace. P&G is a member of the initiative’s Steering Committee.

•   With ads like “The Talk” and “Love Over Bias,” we are shining the light on bias that limits human potential and on the need to look beyond the things that divide us.

Gender Equality: “#WeSeeEqual”

We support the development of diverse talent throughout P&G, including women at all levels, across all regions, through wide-ranging learning and career development programs, including:

•   The Women’s Accelerator Program and Athena in Action™ initiatives targeting high-potential women across all functions at critical points in their careers to help them develop the skills necessary for success in senior-level roles.

•   The Latina SOAR program targeting our Latina women and focusing on the uniqueness of Hispanic women’s leadership.

•   In partnership with Catalyst, MARC (Men Advocating Real Change) training that helps men understand and fulfill the role they can play to help achieve gender equality inside and outside of P&G.

•   In conjunction with International Women’s Day 2018, we hosted #WeSeeEqual forums at numerous P&G sites around the world, calling attention to gender bias and helping to bust common myths that hold women back in the workplace.

Environmental Sustainability: “Making Responsible Consumption Possible”

Environmental Sustainability is not something new at P&G. We have been incorporating it into our way of doing business for decades. We see it as our responsibility, as well as a business opportunity, and want to ensure no one has to choose between the products they use and enjoy today and what they hope to preserve for tomorrow. Our recent efforts include:

•   More than 80 percent of P&G’s production facilities now send zero manufacturing waste to landfills, bringing us closer to achieving our commitment to send zero manufacturing waste to landfill from global manufacturing sites by 2020.

•   In 2018, in addition to our 2020 environmental goals, we launched “Ambition 2030,” our 2030 environmental sustainability goals that embody our commitment to enabling and inspiring a positive impact in the world while creating value for consumers, partners, and the Company.

You can find more details about our work in each of these Corporate Citizenship areas in our 2017 Citizenship Report, which is available at https://us.pg.com/who-we-are/citizenship/2017-citizenship-report.

Shareholder Engagement

We value our relationships with all of our shareholders. Engagement with shareholders builds mutual understanding and a basis for progress, and the input we receive from them significantly impacts our corporate governance practices. Senior management, our investor relations team, and subject matter experts from the Company maintain a year-round dialogue with investors to gain their perspectives on current issues and address any questions or concerns, and we make our Directors available for engagement with shareholders when appropriate. The Company’s top 100 institutional shareholders collectively own nearly 50% of the Company’s outstanding shares of common stock, and we generally focus our proactive shareholder outreach efforts on these shareholders. We conduct meetings with institutional shareholders in person, via telephone calls, and one-on-one at conferences throughout the year. We also routinely respond to individual shareholders and other stakeholders who provide feedback about our business.

In addition to input on current corporate governance and executive compensation topics specific to P&G, we invite dialogue about any other topics or trends shareholders may wish to discuss. The Board considers feedback from these conversations during its deliberations, and our engagement activities have produced valuable feedback that informs our decisions and our strategy. For example, as a result of our shareholder engagement in recent years, P&G took the following actions:

•	Revised disclosure in our proxy statement to clarify how P&G’s share repurchase impacts the EPS calculation (see page 36).

•	Added two new Directors, Joseph Jimenez and Nelson Peltz.
•

Modified the Performance Stock Program to include relative sales growth metrics and a total shareholder return modifier to ensure executive compensation awards reflect performance versus external competitive benchmarks.

•	Proactively adopted a proxy access right for shareholders.

We will continue our shareholder engagement during FY 2018-19, including our normal participation at analyst meetings and conferences. We remain committed to these ongoing discussions and welcome feedback from all shareholders, who can reach our Investor Relations team by calling (513) 945-6941 or visiting www.pginvestor.com or can contact our Directors or executive officers as described on page 26.

ISG Corporate Governance Principles

We have evaluated the Company’s governance practices against the Corporate Governance Principles published by the Investor Stewardship Group (“ISG”), a collective of some of the largest U.S.-based institutional investors and global asset managers, and we believe that the Company’s policies and practices are consistent with these principles. P&G’s strong corporate governance policies and practices are disclosed throughout this proxy statement, but the following table provides some key highlights.

ISG Principles		P&G Practices
Principle 1	Board Accountability to Shareholders

•   Annual Board self-assessments

•   Declassified Board—all Directors elected annually

•   Proxy access for Director nominees

•   Individual Directors tender resignation if fail to receive majority of votes cast

•   No poison pill

•   Extensive disclosure of corporate governance and Board practices

Principle 2	Voting Rights Proportional to Economic Interest	• One share, one vote • No disparate voting rights
Principle 3	Board Responsiveness to Shareholders	• Directors available for shareholder engagement • Shareholder outreach process • Disclose key actions taken in response to shareholder feedback
Principle 4	Strong, Independent Board Leadership Structure	• Annual review and determination of leadership structure • Independent Lead Director if Chairman not independent • Lead Director has robust role and significant duties
Principle 5	Board Structure and Practices that Enhance Effectiveness

•   12 of 13 Director nominees are Independent

•   All 4 Committees fully independent

•   96.5% average attendance at Board and Committee meetings in FY 2017-18

•   Specified retirement age and term limits for Directors

Principle 6	Management Incentive Structures Aligned with Long-Term Strategy

•   Board designed executive compensation program to align with long-term strategy of the Company

•   Combination of short- and long-term performance goals

•   Executive share ownership program and equity holding requirements

Review and Approval of Transactions with Related Persons

The Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors, or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the Chief Legal Officer is charged with primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. If the Chief Legal Officer determines that the related person would have a direct or indirect material interest in the transaction, the Chief Legal Officer must present the transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee, who must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee shall consider all relevant information available and, as appropriate, must take into consideration the following:

•	whether the transaction was undertaken in the ordinary course of business of the Company;
•	whether the transaction was initiated by the Company or the related person;
•	whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company of, the transaction;
•	the approximate dollar value of the transaction, particularly as it involves the related person;
•	the related person’s interest in the transaction; and
•	any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances.

The Audit Committee may only approve the transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person. The Audit Committee has reviewed and approved the following transactions.

Jon R. Moeller, the Company’s Vice Chairman and Chief Financial Officer (“CFO”), is married to Lisa Sauer, a long-tenured employee of the Company who currently holds the position of Vice President—Product Supply, Global Home Products. Her total compensation last year was approximately $954,000, consisting of salary, bonus, equity grants, and retirement and health benefits. Her compensation is consistent with the Company’s overall compensation principles based on her years of experience, performance, and position within the Company. Prior to Mr. Moeller becoming CFO, the Audit Committee approved the continued employment of Ms. Sauer with the Company under the Company’s Related Person Transaction Policy, concluding that her continued employment was not inconsistent with the best interests of the Company as a whole.

Deborah P. Majoras, the Company’s Chief Legal Officer and Secretary, is married to John M. Majoras, one of approximately 950 partners in the law firm of Jones Day. The Company has hired Jones Day, in the ordinary course of business, to perform legal services. The Company’s relationship with Jones Day dates back more than 30 years and significantly precedes Ms. Majoras joining the Company as Vice President and General Counsel in 2008 from the Federal Trade Commission, where she served as Chairman. Mr. Majoras does not receive any direct compensation from the fees paid to Jones Day by the Company, his ownership in the Jones Day law firm is significantly less than 1%, and the fees paid by the Company to Jones Day in the last fiscal year were less than 1% of their annual revenues. Under the Company’s Related Person Transaction Policy, the Audit Committee reviewed and approved the continued use of Jones Day as a provider of legal services to the Company, but required the Company’s CEO to approve any recommendations by Ms. Majoras to hire Jones Day for a specific legal matter. In doing so, the Committee concluded that the Majorases did not have a direct or indirect material interest in the Company’s hiring of Jones Day and that the relationship was not inconsistent with the best interests of the Company as a whole.

R. Alexandra Keith, President—Global Hair Care and Beauty Sector, is married to Christopher Keith, a long-tenured employee of the Company who currently holds the position of Vice President—Feminine Care, Europe, and Brand Franchise Leader, Liners. His total compensation last year was approximately $815,000, consisting of salary, bonus, equity grants, and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Upon Ms. Keith becoming President—Global Hair Care and Beauty Sector, the Audit Committee approved the continued

employment of Mr. Keith with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Francis S. Blake, a Director, is the stepfather of Asher Lanier, an employee of the Company who currently holds the position of Account Executive, Oral Care, Albertsons. Mr. Lanier’s total compensation last year was approximately $127,000, consisting of salary, retirement, and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. In anticipation of Mr. Lanier’s total compensation exceeding $120,000 in FY 2017-18, the Audit Committee reviewed and approved the continued employment of Mr. Lanier with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Other than as noted above, there were no transactions, in which the Company or any of its subsidiaries was a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer, or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy, nor are there any currently proposed.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation & Leadership Development Committee during FY 2017-18 were independent directors and none were employees or former employees of the Company. There are no Compensation Committee interlocks between the Company and any other entities in which one of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our C&LD Committee or Board of Directors.

Communication with Directors and Executive Officers

Shareholders and others who wish to communicate with the Board or any particular Director, including the Lead Director, or with any executive officer of the Company, may do so by email at boardofdirectors.im@pg.com or by writing to the following address:

[Name of Director(s)/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Corporate Secretary’s office, which logs the material for tracking purposes. The Board has asked the Corporate Secretary’s office to forward to the appropriate Director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are profane.

Availability of Corporate Governance Documents

The Company’s corporate governance documents are available on the Company’s website at www.pg.com. Additionally, copies of the Company’s Amended Articles of Incorporation, the Company’s Code of Regulations, all Committee Charters, the Corporate Governance Guidelines (including Independence Guidelines, Confidentiality Policy, and Financial Literacy and Expertise Guidelines), the Worldwide Business Conduct Manual, the Company’s Purpose, Values, and Principles and the Related Person Transaction Policy are available in print upon request by writing to the Corporate Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

The objective of the C&LD Committee is to provide non-employee members of the Board a compensation package consistent with the size-adjusted median of the Peer Group. Directors can elect to receive any part of their fees or retainer (other than the annual grant of Restricted Stock Units (“RSUs”)) as cash, RSUs, or unrestricted stock. Consistent with the practice of the past several years, the Company did not grant any stock options to Directors in FY 2017-18. Non-employee members of the Board received the following compensation:

•

a grant of RSUs following election to the Board at the Company’s October 10, 2017 annual meeting of shareholders, with a grant date fair value of $175,000. These units are forfeited if the Director resigns during the year, unless the resignation is for reasons of antitrust laws, or the Company’s conflict of interest, corporate governance, or continued service policies, do not deliver in shares until at least one year after the Director leaves the Board, and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests and the interests of shareholders. These RSUs will earn dividend equivalents at the same rate as dividends paid to shareholders;

•	an annual retainer fee of $110,000 paid in quarterly increments; and

•

an additional annual retainer paid to the Lead Director and Chair of each committee as follows: Lead Director, $30,000; Chair of the Audit Committee, $25,000; Chair of the C&LD Committee, $20,000; Chairs of the Governance & Public Responsibility and Innovation & Technology Committees, $15,000.

At its June 12, 2018 meeting, the Board of Directors, upon the recommendation of the C&LD Committee, agreed to maintain the current Director compensation package for the upcoming fiscal year.

Non-employee members of the Board must own Company stock and/or RSUs worth six times their annual cash retainer. A number of the non-employee Directors were appointed or elected to the Board within the last few years. However, all non-employee Directors either meet or are on track to meet the ownership requirements within the five-year period established by the C&LD Committee.

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in FY 2017-18. Directors who are employees of the Company receive no compensation for their service as Directors.

Director Compensation Table
	Fees
Name	Annual Retainer ($)	Committee Chair & Lead Director Fees ($)	Total Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
Francis S. Blake	110,000	—	110,000	175,000	0	285,000
Angela F. Braly	110,000	15,000	125,000	175,000	0	300,000
Amy Chang	110,000	—	110,000	175,000	0	285,000
Kenneth I. Chenault	110,000	—	110,000	175,000	0	285,000
Scott D. Cook	110,000	15,000	125,000	175,000	0	300,000
Joseph Jimenez	37,079	—	37,079	0	0	37,079
Terry J. Lundgren	110,000	15,000	125,000	175,000	0	300,000
W. James McNerney, Jr.	110,000	35,000	145,000	175,000	0	320,000
Nelson Peltz	37,079	—	37,079	0	0	37,079
Margaret C. Whitman	110,000	—	110,000	175,000	0	285,000
Patricia A. Woertz	110,000	25,000	135,000	175,000	0	310,000
Ernesto Zedillo	110,000	—	110,000	175,000	0	285,000

1 Director fees are paid quarterly. Each Director may elect to take these fees in cash, unrestricted stock, RSUs (which vest immediately), or a combination of the three. The RSUs earn dividend equivalents that are subject to the same vesting provision as the underlying RSUs and are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. Mr. Jimenez joined the Board on March 1, 2018, and took a pro-rated retainer of $37,079 in RSUs which had a grant date fair value of $37,221. Mr. Peltz joined the Board on March 1, 2018, and took a pro-rated retainer in cash. Mr. Blake elected to take $105,000 of his fees in unrestricted stock, which had a grant date fair value of $105,305. Ms. Braly and Mr. Lundgren elected to take $120,000 of their fees in RSUs, which had a grant date fair value of $120,183 for Ms. Braly, and $120,133 for Mr. Lundgren. Mr. Cook elected to take $120,000 of his fees in unrestricted stock, which had a grant date fair value of $120,183. Mr. McNerney elected to take $140,000 of his fees in unrestricted stock, which had a grant date fair value of $140,185. Mr. Chenault elected to take $105,000 of his fees in RSUs, which had a grant date fair value of $105,305. The remaining Directors took their fees in cash.

2 Each year, upon election at the Company’s annual meeting of shareholders, every Director is awarded a $175,000 grant of RSUs. These RSUs vest after one year as long as the Director remains on the Board. Messrs. Jimenez and Peltz did not participate in the October 2017 grant. Except for Messrs. Jimenez and Peltz, each Director has 1,940 RSUs outstanding (representing the grant on October 10, 2017 and subsequent dividend equivalents). In addition, Ms. Braly has 4,992 shares of retirement restricted stock outstanding as of June 30, 2018.

3 For all Board meetings throughout the fiscal year, Directors were entitled to bring a guest so long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs, although no Director brought a guest to any Board meeting in FY 2017-18. Directors are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director). The incremental cost to the Company for this benefit is $3,521. In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director to up to five qualifying charitable organizations selected by each Director. Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. The Company funds this contribution from general corporate assets. In FY 2017-18, no payments were made. The Company also made a $500 donation on behalf of each Director to the Children’s Safe Drinking Water Program or to a different charity of their choice. These donations were also funded from general corporate assets, and the Directors derive no financial benefit from these donations because the charitable deductions accrue solely to the Company. As an employee Director, Mr. Taylor did not receive a retainer, fees, or a stock award.

Compensation Committee Report

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion & Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion & Analysis,” as it appears on the following pages, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

Terry J. Lundgren, Chair

Kenneth I. Chenault

Scott D. Cook

Joseph Jimenez

W. James McNerney, Jr.

Margaret C. Whitman

Introduction

The focus of this discussion and analysis is on the Company’s compensation philosophies and programs for its named executive officers (“NEOs”) for FY 2017-18:

David S. Taylor Chairman of the Board, President and Chief Executive Officer
Jon R. Moeller Vice Chairman and Chief Financial Officer	Steven D. Bishop Group President Global Health Care
Giovanni Ciserani Group President Global Fabric & Home Care and Global Baby & Feminine Care	Mary Lynn Ferguson- McHugh Group President Global Family Care and P&G Ventures

FY 2017-18 Results—Key Compensation Measures

The Company’s focus for FY 2017-18 was on the execution of three key strategic priorities: accelerate top-line growth by improving the five elements of noticeable superiority (product, package, brand communication, retail execution and value), drive cost and cash productivity, and transform the organization and culture. While the Company met or exceeded its going-in targets for Core EPS growth and Adjusted Free Cash Flow Productivity, top-line results were below the low end of our target range. This led to below-target payouts in our bonus programs.

Key Compensation Measures
	Original FY 2017-18 Targets[1]	FY 2017-18 Actuals[2]
Organic Sales Growth[3]	2% to 3%	1%
Core EPS Growth[4]	5% to 7%	8%
Adjusted Free Cash Flow Productivity[5]	≥90%	104%

1 The targets above reflect the original FY 2017-18 financial guidance provided by the Company on July 27, 2017.

2 FY 2017-18 actuals for Organic Sales Growth, Core EPS Growth and Adjusted Free Cash Flow Productivity were used in the calculation of Year 3 Performance Stock Program results, as further detailed on pages 39-41.

3 Organic Sales Growth is a measure of sales growth excluding the impacts of India Goods and Services Tax implementation, acquisitions, divestitures and foreign exchange from year-over-year comparisons. See Exhibit A for a reconciliation of non-GAAP measures.

4 Core EPS Growth is a measure of the Company’s diluted net earnings per share from continuing operations growth, adjusted for the transitional impacts of the U.S. Tax Act in fiscal 2018 and for losses on early extinguishment of debt and incremental restructuring in fiscal 2018 and 2017. See Exhibit A for a reconciliation of non-GAAP measures.

5 Adjusted Free Cash Flow Productivity is the ratio of Operating Cash Flow less the sum of Capital Expenditures to Net Earnings excluding the transitional impact of the U.S. Tax Act and the loss on early retirement of debt. See Exhibit A for a reconciliation of non-GAAP measures.

Organic Sales Growth was 1%. This was below the low end of our original target range due to challenges in the Baby Care and Grooming businesses, significant external disruption in the Middle East/Africa markets, and retail inventory reductions. Core EPS Growth of 8% was above the high end of the original target range despite headwinds from commodities and transportation costs (approximately -5% or -$0.5 billion, in total).

To address the cost challenges, the Company accelerated work on savings across all elements of cost: cost of goods sold, non-manufacturing overhead, and marketing. For example, the Company delivered $1.4 billion in gross cost of goods savings, spanning materials, manufacturing, and logistics. This was in-line with our target annual run rate. In total, productivity improvements contributed 260 basis points of operating margin benefit.

Adjusted Free Cash Flow Productivity was 104%, ahead of target. These cash results enabled the return of over $14 billion to shareholders ($7 billion in dividends and $7 billion in share repurchase).

Executive Compensation Practices

Our executive compensation practices are designed to support good governance and mitigate excessive risk-taking.

What We Do:

Target compensation at the median of an appropriate peer group, with substantial variation based on performance.

Significant share ownership and equity holding requirements are in place for senior executives.

Multiple performance metrics under STAR and PSP remove any incentive to focus on a single performance goal to the detriment of other goals.

Appropriate balance between short-term and long-term compensation discourages short-term risk taking at the expense of long-term results.

Double Trigger. Time-based equity awards do not vest solely on account of a change-in-control (requires a qualifying termination following a change-in-control).

Engagement of an Independent Advisor. Our C&LD Committee engages an independent compensation consultant, who performs no other work for the Company, to advise on executive compensation matters.

Clawback policy permits the C&LD Committee to recoup certain compensation payments in the event of a significant restatement of financial results for any reason. Additionally, the two most recent stock plans allow recovery of proceeds from stock awards if a participant violates certain plan provisions such as taking actions which may damage the reputation, goodwill, or stability of the Company.

What We Do Not Do:
No employment contracts with executives containing special severance payments such as golden parachutes.

No special executive retirement programs and no severance programs that are specific to executive officers.

No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

No excessive perquisites for executives.

No hedging or engaging in the following transactions that include shares of Common Stock: pledging, collars, short sales, and other derivative transactions.

No re-pricing or backdating stock options.

Our Compensation Objectives

Our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent long-term basis. To accomplish this goal, the C&LD Committee designs executive compensation programs that:

•

Emphasize Pay for Performance by aligning incentives with business strategies to reward executives who achieve or exceed Company, business unit, and individual goals, while removing any incentive to focus on a single performance goal to the detriment of others.

•	Pay Competitively by setting target compensation opportunities to be competitive with other global corporations of similar size, value, and complexity.

•

Focus on Long-Term Success by including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between Company performance and actual compensation realized.

Emphasizing Pay for Performance

Our executive compensation program consists of four key components: salary, the Short-Term Achievement Reward (STAR), and two long-term incentive equity programs—the Performance Stock Program (PSP) and the Long-Term Incentive Program (LTIP). For FY 2017-18, these four components constituted approximately 97% on average of each NEO’s total compensation. The remaining 3% consisted of retirement income, expatriate expenses, and other benefits.

We design our programs so that NEO compensation varies by type (fixed versus performance-based), length of performance period (short-term versus long-term), and form (cash versus equity). We believe that such variation is necessary to: (1) strike the appropriate balance between short- and long-term business goals; (2) encourage appropriate behaviors and discourage excessive risk-taking; and (3) align the interests of the Company’s executives with our shareholders.

While salary is considered a fixed component of compensation, salary progression over time is based on individual performance and the scope of responsibilities of the role. The remaining compensation components vary based on the performance of the individual, the performance of the individual’s business unit, and the performance of the Company as a whole. This mix of components is designed to incentivize both individual accountability and collaboration to build long-term shareholder value. The charts below show the average mix of the four key components of FY 2017-18 NEO compensation based on type, length, and form of compensation.

Consistent with our design principles, performance-based programs pay out at 100% when target goals are achieved. Payouts below 100% occur when target goals are not achieved, and payouts above 100% are possible when target goals are exceeded. Over the previous ten years, the average STAR payout for NEOs ranged from a low of 67% of target to a high of 137% of target. Since the inception of PSP in 2010, the program has delivered payouts from a low of 20% of target to a high of 62% of target. For the current year, the average STAR payout for the NEOs was 78% of target, and the current PSP payout for the three years ending June 30, 2018, was 62% of target, resulting in a combined average STAR and PSP performance-based payout of 67% for all NEOs. In aggregate, STAR and PSP performance-based pay for the NEOs was 64% of target over the past five years. Payouts under these programs were based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that is the cornerstone of our compensation programs.

Paying Competitively

The C&LD Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are competitive with the targets for comparable positions at companies considered to be our peers (“Peer Group”), based on criteria described below. The C&LD Committee sets targets for each element of compensation considering the same elements of compensation paid to those holding similar jobs at companies in our Peer Group, focusing on positions with similar management and revenue responsibility. For the CEO’s compensation analysis, the C&LD Committee considers the Company’s revenue, market capitalization, and relative performance compared to our Peer Group.

The Peer Group is objectively determined and consists of global companies that generally meet the following criteria:

•	have revenue comparable to the Company ($65 billion in FY 2017-18) and/or market capitalization comparable to the Company (approximately $233 billion as of December 2017);

▪      Peer Group revenues range from $15 billion to $495 billion with a median of $62 billion; and

▪      Peer Group market capitalization ranges from $15 billion to $861 billion with a median of $162 billion.

•	compete with the Company in the marketplace for business and investment capital;

•	compete with the Company for executive talent; and

•

have generally similar pay models. We do not compare with companies in the financial services or insurance industries, where the mix of pay elements or program structure is generally materially different.

Each year, the C&LD Committee evaluates and, if appropriate, updates the composition of the Peer Group. Changes to the Peer Group are carefully considered and made infrequently to assure continuity from year to year. For FY 2017-18, the Committee did not make any changes to the Peer Group, which consists of the following companies:

3M	Colgate-Palmolive	Home Depot	Merck	Pfizer
AT&T	ExxonMobil	IBM	Microsoft	United Technologies
Boeing	Ford Motor Co.	Johnson & Johnson	Mondelez	Verizon Communications
Chevron	General Electric	Kimberly-Clark	Nike	Wal-Mart Stores
Coca-Cola	HP Inc.	Lockheed Martin	PepsiCo

While the target total compensation for our NEOs is set considering the size-adjusted median target total compensation within our Peer Group, actual compensation varies depending on the NEO’s experience in the particular role, as well as on total Company, business unit, and individual performance. Consistent with our principles to pay for performance and pay competitively, substantial differences may exist among NEOs’ pay.

Focus on Long-Term Success

To reinforce the importance of stock ownership and long-term focus for our most senior executives, including the NEOs, the C&LD Committee established the Executive Share Ownership Program and Equity Holding Requirement.

The Executive Share Ownership Program requires the CEO to own shares of Company stock and/or RSUs (including granted Performance Stock Units (“PSUs”)) valued at a minimum of eight times salary. Mr. Taylor currently holds approximately 18 times salary. All other NEOs must own stock and/or RSUs (including granted PSUs) valued at a minimum of four or five times salary, depending on the NEO’s role. The C&LD Committee annually reviews these holdings, and in 2018 each NEO exceeded these requirements.

The Equity Holding Requirement ensures executives remain focused on sustained shareholder value even after exercising their stock options or receiving shares from RSU settlements or PSU payouts. The equity holding requirement applies when an executive, including an NEO, has not met the ownership requirements of the Executive Share Ownership Program. When the holding requirement applies, the CEO is required to hold the net shares received from stock option exercises and RSU and PSU settlements for at least three years, and the other NEOs are required to hold net shares received for at least one year. The holding requirement does not apply to unrestricted stock or to STAR awards that executives elect to take as stock options instead of cash.

Elements of Our Compensation Programs

Annual Cash Compensation

The Company’s annual cash compensation consists of salary and STAR. We collect and analyze data from the Peer Group on the total annual cash compensation opportunity (salary plus annual bonus target) for positions comparable to those at the Company. We consider the target median annual cash compensation opportunity for each position within our Peer Group, adjusted for size using a regression analysis of Peer Group revenues, to set a salary range mid-point and a target for STAR, as a percentage of salary (“STAR target”).

Salary

Mr. Taylor’s annualized salary remained unchanged at $1,600,000 during FY 2017-18. Concurrent with Mr. Moeller’s appointment as Vice Chairman and Chief Financial Officer on July 1, 2017, the C&LD Committee increased Mr. Moeller’s salary to $1,000,000, a 5.3% increase. The C&LD Committee approved a 4.4% increase to bring Mr. Ciserani’s salary to $940,000 based on market movement and to recognize his responsibility for managing a significant portion of the total Company businesses. The Committee also increased Ms. Ferguson-McHugh’s salary to $850,000, a 3.7% increase based on market movement and her business performance in Family Care and P&G Ventures. Finally, the committee approved a 3.6% increase to $870,000 for Mr. Bishop based on market movement and for his business results in Oral Care and Personal Health Care.

STAR Annual Bonus

The STAR program links a substantial portion of each NEO’s annual cash compensation to the Company’s performance for the fiscal year. The program focuses on the achievement of business unit results, but also includes a component that measures the performance of the overall Company. STAR awards are generally paid in cash, but executives can also elect to receive all or part of their awards in stock options or deferred compensation.

STAR awards are calculated using the following formula:

The basis for each element of STAR is:

•	STAR Target. The C&LD Committee sets STAR targets as a percentage of salary for NEOs using annual bonus benchmarks for similar positions in our Peer Group.

•

Business Unit Performance Factor. The CEO, CFO, and CHRO (“STAR Committee”) recommend Business Unit Performance Factors for each business unit, based on a retrospective assessment of the performance of each of the 18 business units against six metrics: operating TSR, organic sales growth, operating profit growth, adjusted free cash flow productivity, market share, and internal controls. This assessment is compared to each business unit’s role in the portfolio, reflecting the different industries in which the Company’s businesses compete and their growth potential. The C&LD Committee then determines the Business Unit Performance Factors based on the STAR Committee’s recommendations. None of the officers on the STAR Committee participate in discussions or recommend their own STAR awards to the C&LD Committee. The Business Unit Performance Factors can range between 50% and 150%. The Business Unit Performance Factor for global business services and corporate functions is the weighted average of all the global business units (“GBU”) and selling and market operations (“SMO”) Business Unit Performance Factors in order to align all organizations with the six metrics.

     The Business Unit Performance Factor for NEOs who lead multiple business units is based on a combination, as determined by the STAR Committee, of the results of the business units for which the NEO is ultimately responsible. There are no separate performance goals for the business unit combinations for purposes of compensation.

     To better align STAR awards with individual and local performance, the President of each business may differentiate award levels based on the overall performance of lower level divisions, provided the total expenditure does not exceed what was approved by the STAR committee. This differentiation only impacts awards for those employees below the President level and thus does not impact NEO compensation.

•

Total Company Performance Factor. The C&LD Committee sets targets for the Company’s annual Organic Sales Growth and Core EPS Growth as the basis for the Company Performance Factor to encourage a balanced focus on both top-line and bottom-line results and to encourage collaboration among the business units. These targets are typically linked to the external financial guidance provided at the beginning of the fiscal year, and the Core EPS target specifically includes the expected impact of our share repurchase program. The Committee establishes performance levels and a payout matrix that determine a Company Performance Factor between 70% and 130%.

While the formula described above is used to calculate potential STAR awards, the C&LD Committee retains the authority to make no STAR award in a given year and the discretion to accept, modify, or reject management’s recommendations for any or all employees, including the NEOs.

FY 2017-18 STAR Annual Bonus

Mr. Taylor’s STAR target remained unchanged from last fiscal year at 200% of salary. The STAR target for Mr. Moeller increased to 130% of salary. The target for Mr. Ciserani remained at 120% of salary, and the targets for Mr. Bishop and Ms. Ferguson-McHugh remained unchanged at 100% of salary.

At the beginning of FY 2017-18, the C&LD Committee established the Organic Sales Growth target at 2.8% and the Core EPS Growth target at 6%, to be used to compute the FY 2017-18 Company Performance Factor, and established a payout matrix that would generate a Company Performance Factor between 70% and 130% depending on the actual Organic Sales and Core EPS Growth achieved. Organic Sales Growth and Core EPS Growth were 1% and 8%, respectively, resulting in a Total Company Performance Factor of 90%.

The C&LD Committee then reviewed the recommendations provided for the 18 Business Unit Performance Factors and, after considering the performance of the total Company and the appropriate combination of Business Unit Performance Factors for each NEO, approved the following STAR awards:

FY 2017-18 STAR Awards
NEO	STAR Target ($)	Business Unit Performance Factor (%)	Total Company Performance Factor (%)	STAR Award ($)	STAR Award (% of Target)
David S. Taylor	3,200,000	95	90	2,736,000	85
Jon R. Moeller	1,300,000	95	90	1,111,500	85
Steven D. Bishop	870,000	83	90	645,975	74
Giovanni Ciserani	1,128,000	72	90	730,944	65
Mary Lynn Ferguson-McHugh	850,000	91	90	698,062	82

In keeping with good governance practices, the NEO members of the STAR Committee (CEO, CFO) did not recommend their own awards. Instead, the C&LD Committee used the weighted average of all Business Unit Performance Factors multiplied by the Total Company Performance Factor to determine the awards for the NEO members of the STAR Committee. This resulted in an award of $2,736,000 for Mr. Taylor, and $1,111,500 for Mr. Moeller.

The STAR award recommended to the C&LD Committee for Mr. Ciserani, Mr. Bishop, and Ms. Ferguson-McHugh was computed using the formula described on page 35 of this proxy statement.

Long-Term Incentive Programs

The majority of the NEOs’ compensation is delivered through two long-term incentive programs tied to sustained Company performance: the PSP and the LTIP.

The C&LD Committee uses competitive market data to set total long-term compensation targets considering the median total long-term compensation of comparable positions in the Peer Group, regressed for revenue size.

The CEO recommends NEO grants to the C&LD Committee based on benchmarked long-term compensation targets, adjusted for business results and individual contributions attributable to each NEO, including that individual’s leadership skills. These recommendations can be up to 50% above or 50% below the benchmarked target.

The C&LD Committee retains full authority to accept, modify, or reject these recommendations. In exceptional cases, no grant will be awarded. Half of each NEO’s annual long-term compensation is allocated to PSP via an initial PSU grant as defined below. The other half is an LTIP Grant.

Performance Stock Program (PSP)

The PSP aligns the interests of the NEOs with shareholders by encouraging NEOs to focus on the aspects of the long-term performance of the Company that create shareholder value. In the first year of each three-year performance period, the C&LD Committee grants PSUs to participants. The number of PSUs that vest at the end of the performance period will depend on Company results over the three-year period.

The C&LD Committee sets targets at the beginning of each performance period for the following categories (“Performance Categories”): Organic Sales Growth weighted 30%; Constant Currency Core Before-Tax Operating Profit Growth weighted 20%; Core EPS Growth weighted 30%; and Adjusted Free Cash Flow Productivity weighted 20%. The Core EPS growth target for year one of the PSP program is typically linked to the external financial guidance provided at the beginning of the fiscal year. The Core EPS targets for years two and three are based on our longer-term expected growth rates. These targets include the best estimates of the impact of our share repurchase program. The C&LD Committee then assigns a minimum and maximum performance goal for each Performance Category. At the end of the three-year performance period, each Performance Category will have a Performance Factor between 0% and 200%, depending on results achieved in each category. The Performance Factor will be 100% if the business results for the category are at target. Business results falling between the minimum and maximum performance goals are determined via linear interpolation. We believe that using a sliding scale to reward performance, as opposed to “all or nothing” goals, discourages participants from taking unnecessary risks to earn payments under the program. At the end of each three-year performance period, the C&LD Committee multiplies the weighted average of the four Performance Factors by the initial PSU grant (plus compounded dividend equivalents) to determine the vested PSUs. The formula is as follows:

PSUs vest at the earliest of the end of the three-year performance period or when the individual becomes retirement eligible, provided the NEO was an employee on June 30 following the grant date of the PSUs. Final payouts are not determined until the end of the three-year performance period. Upon vesting of their PSUs, participants may elect to defer receipt of the shares of Common Stock by choosing to instead receive deferred RSUs.

Note that the Performance Factors for the 2015-2018 PSP Performance Period, which paid out on June 30, 2018, are different from the factors described above (see page 40 for details).

Long-Term Incentive Program (LTIP) Grant

The LTIP grant is the second component of the Company’s long-term incentive compensation for its senior executives. Executives can elect to receive all or a portion of their grants in either RSUs or stock options, with the exception of the CEO, whose grant form and amount is solely determined by the C&LD Committee. Stock options do not vest (and therefore are not exercisable) until three years from the date of grant and expire ten years from the date of grant, or earlier in the case of certain termination events. RSUs cliff vest three years after grant date and are delivered, upon vesting, in shares of Common Stock, along with compounded dividend equivalents. In addition, NEOs must be employed on the June 30 following the grant date to retain the awards, even if they are eligible for retirement. These awards focus executives on the long-term success of the Company, and we believe the vesting restrictions enhance retention because employees who voluntarily resign from the Company during the specified vesting periods forfeit their grants.

FY 2017-18 Long-Term Incentive Grants

The following long-term incentive grants were made in FY 2017-18. The actual compensation realized by each NEO will be determined by future Company performance.

FY 2017-18 Long-Term Incentive Grants
	PSP Grant		LTIP Grant			Total
NEO	PSUs (#)	Grant Date Fair Value ($)	Options (#)	RSUs (#)	Grant Date Fair Value ($)	Grant Date Fair Value ($)
David S. Taylor	79,598	6,250,035	252,017	39,799	6,250,028	12,500,063
Jon R. Moeller	35,662	2,800,180	169,365	8,916	2,800,210	5,600,390
Steven D. Bishop	19,858	1,559,250	125,746	0	1,559,250	3,118,500
Giovanni Ciserani	24,723	1,941,250	0	24,723	1,941,250	3,882,500
Mary Lynn Ferguson-McHugh	20,718	1,626,777	65,596	10,359	1,626,779	3,253,556

The C&LD Committee approved $12,500,000 in long-term incentive value for Mr. Taylor. In awarding a modest increase in at-risk performance-based pay, the Committee considered Mr. Taylor’s total compensation package compared to the market median of the competitive peer set, as well as the fact that his base salary and bonus target have not increased for the past two fiscal years. The Committee also assessed his performance during one of the most significant business transformations the Company has ever undertaken. The award for Mr. Taylor positions him very close to the long-term incentive and total compensation market median.

The C&LD Committee approved a total long-term incentive award of $5,600,310 for Mr. Moeller. This award reflects the scope of Mr. Moeller’s role as CFO which includes responsibilities that exceed most other Peer Group CFOs, including oversight of the Company’s Global Business Services and Information Technology organizations.

The Committee approved a long-term incentive award of $3,882,400 for Mr. Ciserani. This is a reduction versus last year, reflecting below target business performance. The committee approved $3,118,500 for Mr. Bishop based on business performance, and approved $3,253,550 for Ms. Ferguson-McHugh also based on business results, including an additional amount to recognize her significant contributions to the Company’s Diversity & Inclusion objectives.

PSP Goal Setting

In conjunction with deciding the amount and allocation of the NEOs’ long-term incentive opportunities for FY 2017-18, the C&LD Committee set the PSP Performance Factors listed below for the three-year performance period starting July 1, 2017 through June 30, 2020. The delivery of results against these factors will determine the ultimate payout for this portion of compensation.

PSP Goals for Performance Period July 1, 2017-June 30, 2020
Organic Sales Growth (30% Weighting)[1]		Constant Currency Core Before-Tax Operating Profit Growth (20% Weighting)[2]		Core EPS Growth (30% Weighting)[3]		Adjusted Free Cash Flow Productivity (20% Weighting)[4]
% Growth	Payout Factor	% Growth	Payout Factor	% Growth	Payout Factor	%	Payout Factor
4.5	200%	≥8.7	200%	≥9.7	200%	≥115	200%
4.0	167%	7.7	167%	8.7	167%	107	167%
3.5	133%	6.7	133%	7.7	133%	98	133%
Target 3.0	100%	Target 5.7	100%	Target 6.7	100%	Target 90	100%
2.5	67%	4.7	67%	5.7	67%	82	67%
2.0	33%	3.7	33%	4.7	33%	73	33%
≤1.5	0%	≤2.7	0%	≤3.7	0%	≤65	0%

1 Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions, divestitures, foreign exchange and (as appropriate) certain other items from year-over-year comparisons, and will be based on the 3-year compound annual growth rate. See Exhibit A for a reconciliation of non-GAAP measures.

2 Constant Currency Core Before-Tax Operating Profit Growth is a measure of operating profit growth adjusted to exclude foreign exchange impacts and certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate. See Exhibit A for a reconciliation of non-GAAP measures.

3 Core EPS Growth is a measure of the Company’s diluted net earnings per share from continuing operations growth, adjusted for certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate. See Exhibit A for a reconciliation of non-GAAP measures.

4 Adjusted Free Cash Flow Productivity is the ratio of the 3-year sum of Operating Cash Flow excluding (as appropriate) certain impacts less the 3-year sum of Capital Expenditures to the 3-year sum of Net Earnings excluding (as appropriate) certain charges. See Exhibit A for a reconciliation of non-GAAP measures.

Looking Back: Realized Pay for PSP Performance Period July 1, 2015-June 30, 2018

In addition to setting the performance goals for the new PSP cycle, the C&LD Committee reviewed the results for the Performance Period (July 1, 2015 to June 30, 2018) which will pay out at the end of FY 2017-18. The C&LD Committee reviewed these results against the goals established at the beginning of that Performance Period to determine the realized pay for each NEO. Note that the measures used in the FY 2015-18 program differ from those used in programs beginning with performance period July 1, 2016 to June 30, 2019 as follows: Organic Sales Growth is a relative measure based on a percentile rank within a peer group, Core Before-Tax Operating Profit Growth is not based on constant currency, and the four Performance Factors were equally weighted at 25%.

PSP Results for July 1, 2015-June 30, 2018
Performance Factors (25% Equal Weighting)	Target	Actual	Payout
Organic Sales Growth Percentile Rank in Peer Group[1]	50th	17th	0%
Core Before-Tax Operating Profit Growth[2]	5.3%	1.4%	0%
Core EPS Growth[3]	4.2%	3.9%	90%
Adjusted Free Cash Flow Productivity[4]	90%	104%	156%
PSP Payout (Average of Performance Factors)			62%

1 Organic Sales Growth is a measure of sales growth excluding the impacts of Venezuelan deconsolidation in fiscal 2016, India Goods and Services Tax implementation in fiscal 2018, acquisitions, divestitures and foreign exchange from year-over-year comparisons, and is based on the percentile rank within a peer group of directly competitive consumer product companies of the 3-year compound annual growth rate.

2 Core Before-Tax Operating Profit Growth is the 3-year compound annual growth rate of Before-Tax Operating Profit, adjusted for charges for certain European legal matters in fiscal 2016 and 2015, Venezuela balance sheet remeasurement & devaluation impacts and Venezuela deconsolidation charge in 2015 and incremental restructuring. See Exhibit A for a reconciliation of non-GAAP measures.

3 Core EPS Growth is the 3-year compound annual growth rate of the Company’s diluted net earnings per share from continuing operations growth, adjusted for the transitional impacts of the U.S. Tax Act in fiscal 2018, losses on early extinguishment of debt in fiscal 2018 and 2017, Venezuela balance sheet remeasurement & devaluation impacts, Venezuela deconsolidation charge and charges for certain European legal matters in fiscal 2015 and incremental restructuring. See Exhibit A for a reconciliation of non-GAAP measures.

4 Adjusted Free Cash Flow Productivity is the ratio of the 3-year sum of Operating Cash Flow excluding certain divestiture impacts in fiscal 2017 less the 3-year sum of Capital Expenditures to the 3-year sum of the Net Earnings excluding the transitional impact of the U.S. Tax Act in fiscal 2018, the losses on early extinguishment of debt in fiscal 2018 and 2017, the gain on the sale of the Beauty Brands business in fiscal 2017, the gain on the sale of the Batteries business in fiscal 2016 and the batteries impairment in fiscal 2016. See Exhibit A for a reconciliation of non-GAAP measures.

Based on results delivered, the NEOs received PSP payouts at 62% of target, which resulted in the following PSU awards for each NEO.

Realized Pay for Performance Period July 1, 2015-June 30, 2018
Named Executive Officer	Initial # of PSUs Granted	Market Value of Target Award @ $78.06/share	PSP Payout Factor	Final # of PSUs Awarded	Market Value of Final Award @ $78.06/share[1]
David S. Taylor	76,113	5,941,381	62%	47,191	3,683,729
Jon R. Moeller	37,241	2,907,032	62%	23,090	1,802,405
Steven D. Bishop	20,426	1,594,454	62%	12,665	988,630
Giovanni Ciserani	29,020	2,265,301	62%	17,993	1,404,534
Mary Lynn Ferguson-McHugh	20,426	1,594,454	62%	12,665	988,630

1 The value of PSUs at target and awarded was calculated by multiplying the number of PSUs by the Company stock price as of June 29, 2018. These PSUs will deliver in shares of Common Stock or RSUs (as elected by the participants) in August 2018.

Special Equity Awards

On occasion, the C&LD Committee makes special equity grants in the form of RSUs to senior executives to encourage retention of the talent necessary to manage the Company successfully or to recognize superior performance. No special equity award was granted to any NEO in FY 2017-18.

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) is the Company’s primary retirement program for U.S.-based employees. The PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including the NEOs. Under the PST, the Company makes an annual contribution of cash, which is used to purchase Company stock that is credited to each participant’s PST account, upon which dividends are earned. The amount of the stock grant varies based upon individual salaries and years of service.

Some participants in the PST (including the NEOs) do not receive their full contribution due to federal tax limitations. As a result, they participate in the nonqualified PST Restoration Program. These individuals receive RSUs valued at an amount equal to the difference between the contribution made under the PST and what would have otherwise been contributed under the PST but for the tax limitations. Participants are vested in their PST accounts after five years of service, and similarly their PST Restoration RSUs become non-forfeitable after five years of service.

In addition, some individuals who would otherwise participate in the PST are ineligible due to their work location (including Mr. Ciserani). As a result, they participate in the nonqualified International Retirement Plan (“IRP”). These individuals receive RSUs valued at an amount equal to the contribution that would have otherwise been contributed under PST had they been eligible to participate in the PST. IRP RSUs also become non-forfeitable after five years of service.

The PST, the PST Restoration Program, and the IRP have created ownership at all levels of the Company. These programs continue to serve the Company and its shareholders well by focusing employees on the long-term success of the business.

For non-U.S.-based employees, individual country plans provide retirement benefits. In addition, employees who work in multiple countries during their careers may also be eligible for supplemental benefits under the Global International Retirement Arrangement (“IRA”). Mr. Ciserani participates in this program.

Executive Benefits

The Company provides certain other limited benefits to senior executives to fulfill particular business purposes, which are primarily for convenience and personal security. No changes were made to executive benefits over the past year, and the Company continues to manage executive benefits as a very small percentage (less than 1%) of total compensation for the NEOs during FY 2017-18.

Benefits that safeguard senior executives, such as home security systems, secured workplace parking, and annual physical health examinations, are available to NEOs, as needed. While Company aircraft are generally only used for Company business, for security reasons the CEO is required by the Board to use Company aircraft for all air travel, including personal travel. To increase executive efficiency, in limited circumstances, NEOs may travel to outside board meetings on Company aircraft. In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, NEOs and their spouses/guests may join these flights for personal travel. To the extent any travel on Company aircraft (e.g. personal/spouse/guest travel) results in imputed income to an NEO, the NEO is responsible for paying the taxes on that income, and the Company does not provide separate gross-up payments based on the NEO’s personal income tax due. We also reimburse NEOs for the cost of some tax preparation and financial counseling to keep NEOs’ attention focused on Company business, and assure accurate personal tax reporting. To remain competitive and retain our top executives, we offer executive group whole life insurance coverage (equal to annual salary rate plus STAR target up to $5,000,000). Also, to further increase executive efficiency, we provide limited local transportation within Cincinnati. The C&LD Committee periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices.

Employment Contracts

The C&LD Committee believes employment contracts for executives are not necessary because our executives have developed a focus on the Company’s long-term success. Moreover, the C&LD Committee does not provide special executive severance payments, such as golden parachutes, to its executives. In the event the Company encourages an NEO, or any other U.S. employee, to terminate employment with the Company (but not for cause), that individual may receive a separation allowance of up to one year’s annual salary, calculated based on years of service.

Other Key Compensation Program Features

This additional information may assist the reader in better understanding the Company’s compensation practices and principles.

Engagement of Independent Advisor

The C&LD Committee renewed its agreement with Frederic W. Cook & Co., to advise on various compensation matters, including Peer Group identification, competitive practices and trends, specific program design, and actions with respect to NEO and principal officer compensation. Prior to the renewal, the C&LD Committee evaluated the independence of Frederic W. Cook & Co., taking into account any relationships with the Company’s directors, officers, and employees in accordance with NYSE listing standards. Based on this evaluation, the C&LD Committee concluded that Frederic W. Cook & Co. is an independent advisor. Under the terms of its agreement with the C&LD Committee, Frederic W. Cook & Co. is prohibited from conducting any other business for the Company or its management, and the C&LD Committee has direct responsibility for oversight and compensation of the work performed by Frederic W. Cook & Co. The C&LD Committee generally meets with its independent compensation consultant in an Executive Session at regularly scheduled C&LD Committee meetings.

Company management uses a separate compensation consultant, Meridian Compensation Partners, LLC, to provide compensation advice, competitive survey analysis, and other benchmark information related to trends and competitive practices in executive compensation.

Tax Gross-Ups

Generally, the Company does not increase payments to any employees, including NEOs, to cover non-business-related personal income taxes. However, certain expatriate allowances, relocation reimbursements, and tax equalization payments are made to employees assigned to work outside their home countries, and the Company will cover the personal income taxes due on these items in accordance with expatriate policy because there is a business purpose to their relocation. In addition, from time to time, the Company may be required to pay personal income taxes for certain separating executives hired through acquisitions in conjunction with pre-existing contractual obligations.

Governing Plans, Timing, Pricing, and Vesting of Stock-Based Grants

All grants of stock options, PSUs, and/or RSUs made to employees and non-employee directors after October 14, 2014, are made under The Procter & Gamble 2014 Stock and Incentive Compensation Plan (as amended) (“2014 Plan”). The 2014 Plan was approved by Company shareholders at the 2014 annual shareholder meeting. Previous grants were made under The Procter & Gamble 2001 Stock and Incentive Compensation Plan (as amended) (“2001 Plan”), The Procter & Gamble 2003 Non-Employee Directors’ Plan (“2003 Plan”), The Procter & Gamble 2009 Stock and Incentive Compensation Plan (as amended) (“2009 Plan”), The Gillette Company 2004 Long-Term Incentive Plan (“2004 Gillette Plan”). The 2001, 2003, 2009, and 2014 Plans were approved by Company shareholders. The 2004 Gillette Plan was approved by Gillette shareholders and adopted by the Company in 2005 as part of its merger with The Gillette Company.

The 2014 Plan contains a vesting provision commonly known as a “double trigger,” which limits accelerated vesting in the event of a change in control. Time-based awards assumed as part of a change in control would only vest for involuntary terminations of employment for reasons other than cause and for terminations of employment for good reason. Performance awards not assumed as part of a change in control would be paid at the target level.

With the exception of any special equity awards discussed on page 41 of this proxy statement, the Company grants stock, PSUs, RSUs, and stock options on dates that are consistent from year to year. If the C&LD Committee changes a grant date, it is done in advance and only after careful review and discussion. The pre-established grant dates for the programs are as follows: PST Restoration and IRP, first Thursday in August; STAR, last business day on or before September 15; and PSP and LTIP Grants, last business day of February (and, if necessary for corrections, on the last business day on or before May 9).

The Company has never re-priced stock options and is not permitted to do so without prior shareholder approval. The Company does not backdate stock options. We use the closing price of the Common Stock on the date of grant to determine the grant price for executive compensation awards. However, because the PST uses the value of shares based on the average price of common stock for the last five days in June, the grants of RSUs made under the PST Restoration Program and IRP follow this same grant price practice.

Mitigation of Excessive Risk-Taking

Recoupment & Clawback

The C&LD Committee’s Senior Executive Officer Recoupment Policy permits the C&LD Committee to recoup or “clawback” certain STAR or long-term incentive program payments made to executives in the event of a significant restatement of financial results for any reason. This authority is in addition to the C&LD Committee’s authority under the 2014 Plan and prior plans to suspend or terminate any outstanding stock options if the C&LD Committee determines that the participant violated certain plan provisions. Moreover, the 2014 Plan and 2009 Plan each have a clawback provision that allows the Company or the C&LD Committee to recover certain proceeds from option exercises or delivery of shares if the participant violates certain plan provisions such as taking actions that are significantly contrary to the best interests of the Company, including actions that cause harm to the Company’s reputation, stability, or goodwill.

Prohibition of Use of Company Stock in Derivative Transactions

The Company’s Insider Trading Policy prohibits NEOs from engaging in derivative transactions involving Company stock, including pledging, collars, short sales, hedging investments, and other derivative transactions. Purchases and sales of Company stock by NEOs can only be made during the one-month period following a public earnings announcement or, if outside these window periods, with express permission from the Company’s Legal Division or in accordance with a previously established trading plan that meets SEC requirements.

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”) allows executives to defer receipt of up to 100% of their STAR awards and up to 75% of their annual salary. Executives may also elect to convert a portion of their PST Restoration RSUs into notional cash with investment choices that mirror those available to all U.S. employees who participate in the Company’s 401(k) plan. No above-market or preferential interest is credited on deferred compensation, as those terms are defined by the SEC.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to certain NEOs to $1,000,000 per year. Prior to the passage of the Tax Cut and Jobs Act of 2017 (“TCJA”), the limitation did not apply to certain performance-based compensation. Stock options awarded under LTIP, as well as awards granted under the STAR and PSP programs, were intended to satisfy the performance-based requirements for deductible compensation pursuant to Section 162(m). The C&LD Committee, however, reserved the discretion to authorize payment of compensation that might not be deductible if it believed the payment of such compensation was in the best interests of the Company and its shareholders.

The TCJA repealed the performance-based compensation exemption, effective for taxable years beginning January 1, 2018, and expanded the definition of covered employees whose compensation is subject to the annual $1 million deduction limitation to cover compensation paid to the CFO plus any individual who has previously been a covered employee, even if the individual no longer holds the position. The law provides limited transition relief for certain employment arrangements in place as of November 2, 2017. Due to the uncertainty of the application of Section 162(m) as a result of the TCJA, there is no assurance that historical compensation intended to satisfy the performance-based requirements for exemption will be deductible in future years. New compensation awarded to NEOs in excess of $1 million starting in 2018 and later will generally no longer be deductible even if performance-based.

Although this tax deduction is no longer available, the C&LD Committee intends to continue to use performance metrics in compensation because it believes aligning NEO incentives with Company performance is essential to creating long-term value for our shareholders.

Executive Compensation Changes for FY 2018-19

The C&LD Committee reviewed current salary competitiveness and positioning for the CEO, CFO, and Group Presidents at its June 12, 2018 meeting. The committee increased the salary of Ms. Ferguson-McHugh to $880,000 effective August 1, 2018, based on competitive market movement and her individual performance managing the Family Care and P&G Ventures businesses. The Committee also increased the salary of Mr. Moeller to $1,050,000 effective July 1, 2018, reflecting market movement, individual performance, and his current role profile which includes responsibility for Information Technology, Shared Services, and Mergers and Acquisitions.

The C&LD Committee also reviewed several proposed changes to our compensation programs to better align rewards to business results and company strategy, and also reflects suggestions by institutional shareholders during last year’s dialogue with investors. In December 2017, the Committee modified the PSP to replace the Organic Sales Growth metric with a Relative Organic Sales Growth metric that compares our sales growth performance to that of our consumer products competitive peer set. The Committee also added a Relative Total Shareholder Return (R-TSR) modifier comparing our shareholder return to our consumer products competitive peer set. The R-TSR modifier will provide a 125% multiplier for results in the top quartile of our peer set, and 75% multiplier for results in the bottom quartile. These changes ensure that awards reflect performance versus external competitive benchmarks and will go into effect starting with the FY 2018-21 PSP Performance Period on July 1, 2018.

The Committee also approved several changes to the STAR program in June 2018. These changes reflect prevalent market best practice, provide a stronger emphasis on business unit results, increase the range of possible outcomes to better match the incentive with performance, and also reflects investor feedback. Beginning with the FY 2018-19 STAR program on July 1, 2018, the range of the Company and Business Unit Factors will be expanded to 0%-200%, replacing the current ranges of 50%-150% and 70%-130%, respectively. With this change, exceptional performance will result in higher rewards, or may now not pay out at all based on weak performance. In addition, the formula will be additive rather than multiplicative and will be weighted to increase focus on Business Unit results, with the Company Factor weighted 30% and the Business Unit Factor weighted 70%.

The following tables, footnotes, and narratives provide information regarding the compensation, benefits, and equity holdings in the Company for the NEOs.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the NEOs, for the fiscal years shown.

FY 2017-18 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non- Equity Incentive Plan Com- pensation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings[4] ($)	All Other Compen- sation[5] ($)	Total ($)

David S. Taylor	2017-18	1,600,000	2,736,000	9,642,358	3,125,011	0	0	250,887	17,354,256
Chairman of the Board, President and Chief Executive Officer	2016-17	1,600,000	4,080,384	9,226,929	3,000,001	0	0	188,863	18,096,177
	2015-16	1,393,333	2,482,771	8,507,680	1,743,864	0	0	277,005	14,404,653

Jon R. Moeller	2017-18	1,000,000	1,111,500	3,637,453	2,100,126	0	0	110,277	7,959,356
Vice Chairman and	2016-17	950,000	1,453,637	3,520,417	2,029,563	0	0	75,184	8,028,801
Chief Financial Officer	2015-16	950,000	1,016,652	3,526,353	1,278,748	0	0	73,899	6,845,652

Steven D. Bishop	2017-18	845,000	645,975	1,670,893	1,559,250	0	0	74,103	4,795,221
Group President - Global Health Care	2016-17	822,500	1,311,828	1,524,431	1,417,503	0	0	74,933	5,151,195
	2015-16	796,667	873,464	2,342,867	465,966	0	0	71,003	4,549,967

Giovanni Ciserani[6]	2017-18	936,667	730,944	4,061,942	0	0	(377,000)	271,906	5,624,459
Group President - Global Fabric & Home Care and Global Baby & Feminine Care	2016-17	895,833	1,085,011	2,425,147	2,255,007	0	(258,000)	1,211,420	7,614,418
	2015-16	845,833	1,044,225	2,280,962	1,334,347	0	1,052,000	291,337	6,848,704

Mary Lynn Ferguson-McHugh	2017-18	847,500	698,062	2,550,837	813,390	0	0	67,867	4,977,656
Group President - Global Family Care and P&G Ventures	2016-17	817,500	1,409,974	2,370,115	755,001	0	0	80,329	5,432,919

1 For FY 2017-18, Bonus reflects FY 2017-18 STAR awards that will be paid on September 15, 2018. Each NEO who participated in STAR could elect to take his or her STAR award in cash, deferred compensation, or stock options. For FY 2017-18, Mr. Taylor chose to take his STAR award as 60% stock options, 35% cash, and 5% deferred compensation. Ms. Ferguson-McHugh and Messrs. Moeller, Bishop, and Ciserani took their awards in cash.

2 For FY 2017-18, Stock Awards include the grant date fair value of any PST Restoration Program and International Retirement Plan awards and the PSUs granted in February 2018 under the PSP. For Ms. Ferguson-McHugh and Messrs. Taylor, Moeller, and Ciserani, FY 2017-18 Stock Awards also include the grant date fair value of RSUs granted in February 2018 under the LTIP Stock Grant. The amount shown is determined in accordance with FASB ASC Topic 718. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see pages 38-43 of the Compensation Discussion & Analysis.

3 Option Awards for FY 2017-18 include the grant date fair value of each LTIP Stock Grant, determined in accordance with FASB ASC Topic 718.

We utilize an industry standard lattice-based valuation model to calculate the fair value for stock options granted. Assumptions utilized in the model, which are evaluated and revised to reflect market conditions and experience, were as follows:

Years ended June 30:	2018	2017	2016
Interest rate	1.9-2.9%	0.8-2.6%	0.7-1.9%
Weighted average interest rate	2.8%	2.6%	1.8%
Dividend yield	3.1%	3.2%	3.2%
Expected volatility	18%	15%	16%
Expected life in years	9.2	9.6	8.3

Lattice-based option valuation models incorporate ranges of assumptions for inputs and those ranges are disclosed in the preceding table. Expected volatility is based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report for the respective fiscal year. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see page 39 of the Compensation Discussion & Analysis.

4 This column reflects aggregate changes in the actuarial present value of Mr. Ciserani’s pension benefits under The Procter & Gamble Company Global IRA. None of the other NEOs has a pension plan. None of the NEOs had above-market earnings on deferred compensation.

5 Please see the table below for information on the numbers that comprise the All Other Compensation column.

6 Mr. Ciserani’s salary was established in U.S. dollars and received in Swiss francs based on a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

All Other Compensation
Name and Principal Position	Year	Retirement Plan Contributions[i]	Executive Group Life Insuranceii	Flexible Compensation Program Contributionsiii	Expatriate, Relocation and Tax Equalization Paymentsiv	Executive Benefits[v]	Totalvi
		($)	($)	($)	($)	($)	($)

David S. Taylor	2017-18	54,157	9,384	5,350	0	181,996	250,887
Chairman of the Board,	2016-17	52,648	5,177	5,300	0	125,738	188,863
President and Chief Executive Officer	2015-16	52,843	3,875	5,250	594	214,443	277,005

Jon R. Moeller	2017-18	54,157	7,710	5,350	0	43,060	110,277
Vice Chairman and	2016-17	52,648	6,281	5,300	0	10,955	75,184
Chief Financial Officer	2015-16	52,843	5,431	5,250	0	10,375	73,899

Steven D. Bishop	2017-18	54,157	5,726	5,350	0	8,870	74,103
Group President - Global Health Care	2016-17	52,648	4,786	5,300	0	12,199	74,933
	2015-16	52,843	4,100	5,250	0	8,810	71,003

Giovanni Ciserani	2017-18	0	8,920	5,350	257,636	0	271,906
Group President - Global Fabric & Home Care, Global Baby & Feminine Care	2016-17	0	6,287	5,300	1,199,833	0	1,211,420
	2015-16	0	4,221	5,250	281,866	0	291,337

Mary Lynn Ferguson-McHugh	2017-18	54,157	3,025	5,350	0	5,335	67,867
Group President - Global Family Care and P&G Ventures	2016-17	52,648	1,741	5,300	1,187	19,453	80,329

i Amounts contributed by the Company pursuant to the PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. NEOs also receive contributions in the form of RSU grants pursuant to the PST Restoration Program, a nonqualified defined contribution plan. Mr. Ciserani receives IRP RSUs in lieu of a PST contribution. These RSU awards are included in the Stock Awards column of the Summary Compensation Table.

ii Under the Executive Group Life Insurance Program (“EGLIP”), the Company offers key executives who have substantially contributed to the success and development of the business, and upon whom the future of the Company chiefly depends, life insurance coverage equal to salary plus their STAR target up to a maximum of $5,000,000. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2017 and calendar year 2018, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums actually paid by the Company in calendar years 2017 and 2018 under these policies were as follows: Mr. Taylor, $118,686, Mr. Moeller, $76,933, Mr. Bishop, $57,446, Mr. Ciserani, $82,217, and Ms. Ferguson-McHugh, $76,201. This program is in addition to any other Company-provided group life insurance in which an NEO may enroll that is also available to all employees on the same basis.

iii Flexible Compensation Program Contributions are given in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service.

iv The Company provides assistance to certain employees, including NEOs, related to expenses incurred in connection with expatriate assignments and Company-required relocations. Mr. Ciserani’s payment for expatriate assignment expenses resulted from his current assignment in Switzerland, which included a housing allowance and related support of $140,547; cost of living adjustments of $69,402; a transportation allowance of $11,757; and

relocation-related expenses of $14,368. Expenses were paid in Swiss francs and converted to U.S. dollars using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

v In addition, all NEOs are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, occasional use of a Company car, secure workplace parking, and home security and monitoring. The costs associated with Mr. Taylor’s use of a Company car were $19,546. While Company aircraft is generally used for Company business only, the CEO is required to use Company aircraft for all air travel, including travel to outside board meetings and personal travel, pursuant to the Company’s executive security program established by the Board of Directors. While traveling on Company aircraft, the CEO and Chairman of the Board may bring a limited number of guests (spouse, family member, or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. Taylor’s personal use of the Company aircraft during FY 2017-18 were $151,100. Ms. Ferguson-McHugh and Messrs. Moeller, Bishop, and Ciserani are permitted to use the Company aircraft for travel to outside board meetings and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment. The aggregate incremental aircraft usage costs associated with Mr. Moeller’s personal use of the Company aircraft were $34,560. None of the other NEOs used the Company aircraft for these purposes in FY 2017-18. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company.

vi This total does not reflect a charitable donation of $10,000 made by the Company to the Children’s Safe Drinking Water Program on behalf of the Company’s Global Leadership Council, of which each NEO is a member. This donation was funded from general corporate assets, and the NEOs derived no financial benefits from this donation because this charitable deduction accrues solely to the Company.

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the NEOs during FY 2017-18.

Grants of Plan-Based Awards
Name/Plan Name	Grant Date[1]	Compensation & Leadership Development Committee Action Date				All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[2] ($ per share)	Grant Date Fair Value of Stock and Option Awards[3] ($)

			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold (#)	Target (#)	Maximum (#)
David S. Taylor
LTIP Options[4]	02/28/2018	02/13/2018					252,017	78.52	3,125,011
LTIP RSUs[5]	02/28/2018	02/13/2018				39,799			3,125,017
PSUs[6]	02/28/2018	02/13/2018	0	79,598	159,196				6,250,035
PST Restoration RSUs[7]	08/03/2017	06/13/2017				3,024			267,306
STAR Stock Options[8]	09/15/2017	07/28/2017					315,392	93.27	3,264,307
Jon R. Moeller
LTIP Options[4]	02/28/2018	02/13/2018					169,365	78.52	2,100,126
LTIP RSUs[5]	02/28/2018	02/13/2018				8,916			700,084
PSUs[6]	02/28/2018	02/13/2018	0	35,662	71,324				2,800,180
PST Restoration RSUs[7]	08/03/2017	06/13/2017				1,552			137,189
Steven D. Bishop
LTIP Options[4]	02/28/2018	02/13/2018					125,746	78.52	1,559,250
PSUs[6]	02/28/2018	02/13/2018	0	19,858	39,716				1,559,250
PST Restoration RSUs[7]	08/03/2017	06/13/2017				1,263			111,643
Giovanni Ciserani
LTIP RSUs[5]	02/28/2018	02/13/2018				24,723			1,941,250
PSUs[6]	02/28/2018	02/13/2018	0	24,723	49,446				1,941,250
IRP RSUs[9]	08/03/2017	06/13/2017				2,030			179,442
Mary Lynn Ferguson-McHugh
LTIP Options[4]	02/28/2018	02/13/2018					65,596	78.52	813,390
LTIP RSUs[5]	02/28/2018	02/13/2018				10,359			813,389
PSUs[6]	02/28/2018	02/13/2018	0	20,718	41,436				1,626,777
PST Restoration RSUs[7]	08/03/2017	06/13/2017				1,252			110,671

1 Grant dates for equity awards are consistent from year to year, as described on page 43 of this proxy statement.

2 The options granted were awarded using the closing price of the Company stock on the date of the grant.

3 This column reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For stock awards, the actual amount paid will be based on the stock price on the delivery date. For options, the actual amount paid will be determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

4 These options are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will become exercisable on February 26, 2021, and expire on February 28, 2028.

5 These units are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will deliver in shares on February 26, 2021. These units accumulate dividend equivalents at the same rate as dividends paid on common stock.

6 For awards granted under the Performance Stock Program, see page 40 of the Compensation Discussion & Analysis for applicable performance measures. These units are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will deliver in shares in August 2020 unless elected otherwise by the NEO, subject to applicable tax rules and regulations. These units accumulate dividend equivalents at the same rate as dividends paid on common stock.

7 For awards granted under the PST Restoration Program, dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

8 These options are nonforfeitable, and will become exercisable on September 15, 2020, and expire on September 15, 2027.

9 For awards granted under the IRP, dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

Outstanding Equity at Fiscal Year End

The following table and footnotes provide information regarding unexercised stock options and stock awards that have not yet vested as of the end of FY 2017-18.

Outstanding Equity at Fiscal Year-End Table
		Option Awards				Stock Awards
Name/Plan	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
David S. Taylor
Key Manager	02/26/2010	33,113		63.2800	02/26/2020
Key Manager	02/28/2011	98,335		63.0500	02/28/2021
STAR	09/15/2011	16,338		62.7800	09/15/2021
Key Manager	02/29/2012	103,673		67.5200	02/28/2022
STAR	09/14/2012	43,045		69.1600	09/14/2022
Key Manager	02/28/2013	108,297		76.1800	02/28/2023
STAR	09/13/2013	74,520		79.0500	09/13/2023
Key Manager	02/28/2014	116,960		78.6600	02/28/2024
STAR	09/15/2014	65,054		83.8700	09/15/2024
Key Manager	02/27/2015	176,202		85.1300	02/27/2025
STAR	09/15/2015		68,275	69.4500	09/15/2025
Key Manager	02/29/2016		205,095	80.2900	02/27/2026
STAR	09/15/2016		126,874	88.0600	09/15/2026
LTIP	02/28/2017		280,899	91.0700	02/26/2027
PSP	02/28/2017								68,667	5,360,146(3)
STAR	09/15/2017		315,392	93.2700	09/15/2027
LTIP	02/28/2018		252,017	78.5200	02/28/2028
PSP	02/28/2018								80,380	6,274,463(4)
Jon R. Moeller
Key Manager	02/26/2010	82,965		63.2800	02/26/2020
Key Manager	02/28/2011	107,058		63.0500	02/28/2021
Key Manager	02/29/2012	122,187		67.5200	02/28/2022
Key Manager	02/28/2013	127,987		76.1800	02/28/2023
Special Award	08/13/2013					6,123	477,961
Key Manager	02/28/2014	130,626		78.6600	02/28/2024
Key Manager	02/28/2014					8,709	679,825
Key Manager	02/27/2015	132,151		85.1300	02/27/2025
Key Manager	02/27/2015					8,811	687,787
Key Manager	02/29/2016		150,393	80.2900	02/27/2026
Key Manager	02/29/2016					10,027	782,708
LTIP	02/28/2017		190,034	91.0700	02/26/2027
LTIP	02/28/2017					7,743	604,419	(1)
PSP	02/28/2017								30,970	2,417,518(3)
LTIP	02/28/2018		169,365	78.5200	02/28/2028
LTIP	02/28/2018					9,004	702,852	(2)
PSP	02/28/2018								36,012	2,811,097(4)
Steven D. Bishop
Key Manager	02/26/2010	41,088		63.2800	02/26/2020
Key Manager	02/28/2011	55,512		63.0500	02/28/2021
Key Manager	02/29/2012	62,945		67.5200	02/28/2022
Key Manager	02/28/2013	98,452		76.1800	02/28/2023
Key Manager	02/28/2014	99,797		78.6600	02/28/2024
STAR	09/15/2014	22,336		83.8700	09/15/2024
Key Manager	02/27/2015	96,324		85.1300	02/27/2025
STAR	09/15/2015		47,777	69.4500	09/15/2025
Key Manager	02/29/2016		54,802	80.2900	02/27/2026
Key Manager	02/29/2016					10,961	855,616
LTIP	02/28/2017		132,725	91.0700	02/26/2027
PSP	02/28/2017								16,222	1,266,289(3)
LTIP	02/28/2018		125,746	78.5200	02/28/2028
PSP	02/28/2018								20,053	1,565,337(4)

Outstanding Equity at Fiscal Year-End Table
		Option Awards				Stock Awards
Name/Plan	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
Giovanni Ciserani
Key Manager	02/27/2009	57,090		48.1700	02/27/2019
Key Manager	02/26/2010	43,363		63.2800	02/26/2020
Key Manager	02/28/2011	95,163		63.0500	02/28/2021
Key Manager	02/29/2012	103,673		67.5200	02/28/2022
Key Manager	02/28/2013	105,015		76.1800	02/28/2023
Key Manager	02/28/2014	116,960		78.6600	02/28/2024
Key Manager	02/27/2015	136,850		85.1300	02/27/2025
Key Manager	02/29/2016		156,932	80.2900	02/27/2026
Key Manager	02/28/2017		211,143	91.0700	02/26/2027
PSP	02/28/2017							25,808	2,014,572(3)
PSP	02/28/2018							24,966	1,948,846(4)
Mary Lynn Ferguson- McHugh
Key Manager	02/26/2010	55,310		63.2800	02/26/2020
Key Manager	02/28/2011	67,407		63.0500	02/28/2021
Key Manager	02/29/2012	37,027		67.5200	02/28/2022
Key Manager	02/28/2013	39,381		76.1800	02/28/2023
Key Manager	02/28/2014	49,899		78.6600	02/28/2024
Special Award	11/03/2014					5,723	446,737
Key Manager	02/27/2015	48,162		85.1300	02/27/2025
Key Manager	02/29/2016		54,802	80.2900	02/27/2026
LTIP	02/28/2017		70,693	91.0700	02/26/2027
PSP	02/28/2017							17,281	1,348,955(3)
LTIP	02/28/2018		65,596	78.5200	02/28/2028
PSP	02/28/2018							20,922	1,633,171(4)

1 The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards
Grant Date	Vest Date	Grant Date	Vest Date
02/27/2009	02/27/2012	02/28/2014	02/28/2017
02/26/2010	02/26/2013	09/15/2014	09/15/2017
02/28/2011	02/28/2014	02/27/2015	02/27/2018
09/15/2011	09/15/2014	09/15/2015	09/15/2018
02/29/2012	02/28/2015	02/29/2016	02/28/2019
09/14/2012	09/14/2015	09/15/2016	09/15/2019
02/28/2013	02/28/2016	02/28/2017	02/28/2020
09/13/2013	09/13/2016	02/28/2018	02/26/2021

2 The following provides details regarding the vesting date for RSU and PSU holdings included in the table. The Vest Date for RSUs indicates the date such units become nonforfeitable. The Vest Date for PSUs indicates the date the award is earned. The PSU awards are delivered in shares in August following the date the award is earned.

Stock Awards
	Award Type	Grant Date	Vest Date
	Key Manager RSUs	02/28/2014	02/28/2019
	Key Manager RSUs	02/27/2015	02/27/2020
	Key Manager RSUs	02/29/2016	02/26/2021
(1)	LTIP RSUs	02/28/2017	02/28/2020
(2)	LTIP RSUs	02/28/2018	02/26/2021
(3)	PSP PSUs	02/28/2017	06/30/2019
(4)	PSP PSUs	02/28/2018	06/30/2020
	Special Equity RSUs	08/13/2013	50% 08/13/2016, 50% 08/13/2018
	Special Equity RSUs	11/03/2014	50% 11/03/2017, 50% 11/03/2019

3 The Market Value of PSUs or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 29, 2018 ($78.06) by the number of PSUs or RSUs, respectively.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vesting during FY 2017-18 for the NEOs.

Option Exercises and Stock Vested
	Option Awards			Stock Awards

Name/Plan Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)
David S. Taylor[5]
PSP 2015-2018				02/29/2016	47,191	3,683,729
PST Restoration				08/03/2017	3,024	276,046
LTIP				02/28/2018	40,190	3,131,202
Jon R. Moeller
Key Manager				02/28/2013	8,533	670,615
Special Award				06/09/2015	12,675	981,155
PSP 2015-2018				02/29/2016	23,090	1,802,405
PST Restoration				08/03/2017	1,552	141,674
Steven D. Bishop
Special Award				05/01/2013	6,495	466,796
PSP 2015-2018				02/29/2016	12,665	988,630
PST Restoration				08/03/2017	1,263	115,293
Giovanni Ciserani[6]
Special Award				06/09/2015	25,349	1,962,233
PSP 2015-2018				02/29/2016	17,993	1,404,534
International Retirement Plan				08/03/2017	2,030	185,309
LTIP				02/28/2018	24,966	1,945,092
Mary Lynn Ferguson-McHugh[7]
Key Manager	02/27/2012	4,363	169,415
Key Manager	02/27/2012	21,537	836,282
Special Award				11/03/2014	5,723	532,130
PSP 2015-2018				02/29/2016	12,665	988,630
PST Restoration				08/03/2017	1,252	114,289
LTIP				02/28/2018	10,461	814,998

1 The Number of Shares Acquired on Exercise is the gross number of shares acquired.

2 The Value Realized on Exercise was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

3 Numbers of Shares Acquired on Vesting is the gross number of shares acquired. Please see footnote 2 in the Outstanding Equity at Fiscal Year-End Table for the definition of vesting for Stock Awards.

4 Value Realized on Vesting was determined by multiplying the number of shares acquired by the actual market price obtained or, in the absence of a broker transaction, value was determined by the average of the high and low price on the vesting date. The value of PSUs was determined by multiplying the closing market price of Company stock on June 29, 2018 ($78.06) by the number of PSUs.

5 Mr. Taylor’s February 2018 LTIP RSU Grant vested June 30, 2018 because he is retirement eligible.

6 Mr. Ciserani’s February 2018 LTIP RSU Grant vested June 30, 2018 because he is retirement eligible.

7 Ms. Ferguson-McHugh’s February 2018 LTIP RSU Grant vested June 30, 2018 because she is retirement eligible.

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for Mr. Ciserani as of the end of FY 2017-18. None of the other NEOs had any such arrangements with the Company.

Pension Benefits
Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)
Giovanni Ciserani	The Procter & Gamble Company Global IRA	20 years, 4 months	2,404,000	0

1 Numbers in this column are computed as of the same pension plan measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 8 to the Consolidated Financial Statements contained in the Company’s 2018 Annual Report on Form 10-K.

2 The following provides the assumptions used in each plan to calculate present value:

Assumptions	Global IRA
Retirement Age	60
Discount Rate	4.11%
Salary Increase Rate	4.75%
Social Security Increase Rate	2.00% (Italy)
Pension Increase Rate	N/A
Pre-Retirement Decrements	None
Post-Retirement Mortality Table	RP 2014 using MP 2017 Projection Scale

The following exchange rates as of June 30, 2018, were used to calculate present value:

US$ 1.16380: Euro 1.00000

The Procter & Gamble Global International Retirement Arrangement (“Global IRA”)

The Global IRA is designed to provide a supplemental retirement benefit to certain employees who permanently transfer from one country to another country during the course of their employment with the Company. The Global IRA benefit is intended to supplement the total pension benefits (both Company-provided and government-provided) that such employees earned while working for the Company, in light of salary increases received and retirement benefits provided in the final home country. To calculate the Global IRA benefit, first a Global IRA target is calculated using the following formula:

Global IRA Last 3 Years Average Salary Years of Service in Previous Home Countries Accrual Rate for Final Home Country

The Global IRA target is converted to a present-day lump sum amount, using discount and mortality rates for the final home country. This lump sum amount is reduced by the present-day value of certain benefits earned while working in previous home countries (such as Company-provided and government-provided pension benefits). The reduced lump sum amount is the Global IRA benefit.

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non-tax-qualified defined contribution and deferred compensation plans for each of the NEOs for FY 2017-18. For a complete understanding of the table and the footnotes, please read the narrative that follows the table.

Nonqualified Deferred Compensation Table
Name	Plan Name	Aggregate Balance at FYE ‘17 (6/30/17) ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY1 ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at FYE ‘18 (6/30/18) ($)
David S. Taylor	Executive Deferred Compensation Plan	2,200,343	40,000			230,902			2,471,245	[2]

	Employee Stock and Incentive Compensation Plan[3]	6,184,311		3,137,230	[4]	(539,418)	234,226		8,547,897	[5]

	PST Restoration Program	2,264,463		267,306	[6]	81,665	22,456		2,590,978	[7]

Jon. R. Moeller	PST Restoration Program	1,446,651		137,189	[6]	(118,564)	9,220		1,456,056	[8]

Steven D. Bishop	PST Restoration Program	1,311,071		111,643	[6]	(106,348)	7,668		1,308,698	[9]

Giovanni Ciserani	Employee Stock and Incentive Compensation Plan[3]			1,948,837	[10]				1,948,837

	International Retirement Plan	1,750,493		179,442	[11]	(129,134)	7,942		1,792,859	[12]

Mary Lynn Ferguson-McHugh	Employee Stock and Incentive Compensation Plan[3]	3,906,683		816,568	[13]	(376,872)	651,087	[14]	3,694,572	[15]

	PST Restoration Program	1,441,048		110,671	[6]	(115,656)	9,311		1,426,752	[16]

1 Because none of the amounts included in this column are above-market earnings under SEC reporting rules, they are not reflected in the Summary Compensation Table.

2 Total includes $351,973 previously reported in Summary Compensation Tables for prior years.

3 Amounts shown include awards granted under the terms of either The Procter & Gamble 2009 Plan or The 2014 Plan, depending on which plan was in effect at the time the NEO elected to defer the award.

4 Total reflects the 2018 LTIP Stock Grant which became nonforfeitable on June 30, 2018 because Mr. Taylor is retirement eligible. This award is also reported in the Summary Compensation Table found on page 46 of this proxy statement.

5 Total includes $5,810,958 previously reported in Summary Compensation Tables for prior years.

6 Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, 100% of which are also reported in the Stock Awards column on the Summary Compensation Table found on page 46 of this proxy statement.

7 Total includes $500,511 previously reported in Summary Compensation Tables for prior years.

8 Total includes $938,121 previously reported in Summary Compensation Tables for prior years.

9 Total includes $207,244 previously reported in Summary Compensation Tables for prior years.

10 Total reflects the 2018 LTIP Stock Grant which became nonforfeitable on June 30, 2018 because Mr. Ciserani is retirement eligible. This award is also reported in the Summary Compensation Table found on page 46 of this proxy statement.

11 Total reflects registrant contributions in the form of RSUs pursuant to the International Retirement Plan, 100% of which are also reported in the Stock Awards column on the Summary Compensation Table found on page 46 of this proxy statement.

12 Total includes $634,717 previously reported in Summary Compensation Tables for prior years.

13 Total reflects the 2018 LTIP Stock Grant which became nonforfeitable on June 30, 2018 because Ms. Ferguson-McHugh is retirement eligible. This award is also reported in the Summary Compensation Table found on page 46 of this proxy statement.

14 Total reflects the delivery of a 2013 Key Manager Stock Grant.

15 Total includes $755,061 previously reported in Summary Compensation Tables for prior years.

16 Total includes $105,022 previously reported in Summary Compensation Tables for prior years.

The NEOs are eligible to participate in EDCP. Under EDCP, a participant may defer up to 75% of base salary (an increase from 50% in prior years) and up to 100% of the STAR award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death, or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under EDCP are credited with market earnings based on the same fund choices available to all employees under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, one of the Company’s tax-qualified plans, with the exception of P&G stock, which is not offered as an investment option in the EDCP. Participants may change fund choices on a daily basis.

LTIP Stock Grants made in the form of RSUs that vest prior to delivery due to the NEO being retirement eligible are included in the aggregate balance as deferred compensation awards under an employee stock and incentive compensation plan. Participants may also defer delivery of incentive awards earned under the PSP program and its predecessors, including the Business Growth Program, which terminated on June 30, 2010, by electing to receive RSUs with deferred delivery. The RSUs are governed by the employee stock and incentive compensation plan that was in effect at the time the award was granted. Similarly, other special equity awards that were deferred by an NEO are included in the aggregate balance for amounts deferred under an employee stock and incentive compensation plan.

As described on page 41 of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. To account for these limitations, the Company utilizes the PST Restoration Program to make an additional annual contribution in the form of RSUs.

Similar to the PST, these RSUs become non-forfeitable once an executive has at least five years of service. The default form of payment is a lump sum distribution one year after retirement, or the executive can elect to defer the lump sum to six or eleven years after retirement or to commence ten annual installments at six or eleven years after retirement. Generally, executives have until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on Common Stock and are accrued in the form of additional RSUs each quarter and credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the Common Stock. Finally, NEOs may convert certain of their PST Restoration Program RSUs into notional cash with the same investment choices as those available under the EDCP.

The Company’s IRP is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries has been suspended because they are on assignments outside of that country. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

Historically, Company contributions to IRP were placed into one of several investment vehicles available within the IRP, at each participant’s election. Participants in the U.S. receive their contributions in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from the IRP Trust in one of four ways: (1) fixed-income annuity, (2) variable annuity, (3) lump sum, or (4) annual installments (over a maximum of 15 years).

Amounts the NEOs defer under any of the above-mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section 409A of the Internal Revenue Code.

Payments upon Termination or Change in Control

The Company does not have any employment contracts with its NEOs that require severance payments upon termination of their employment. The only situation in which a separation allowance may be paid is if an employee is encouraged to separate from the Company. Certain elements of compensation are, however, treated differently depending upon the specific circumstances of an NEO’s separation.

Key Compensation Programs

The following table describes the general treatment of compensation under the Company’s key programs under various separation scenarios for all Company employees, including the NEOs.

Compensation Element	Voluntary Separation or Termination for Cause	Company Encouraged Separation	Retirement or Disability	Change in Control	Death
Separation Allowance	None	Company has discretion to pay up to 1 times salary.	None	None	None
STAR	No acceleration of awards. Eligible for award only if worked the entire year.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.
LTIP Stock Grant	All outstanding awards forfeited at separation.	No acceleration of option vesting or RSU delivery. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	No acceleration of option vesting or RSU delivery. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.

Vesting accelerated for awards granted under the 2001 plan. For awards granted under the 2009 and 2014 plan, vesting only accelerated if awards not assumed, unless termination without cause or resignation with “good reason.”

Vesting accelerated for all awards.
PSP Grant	All outstanding awards forfeited at separation.	No acceleration of payment. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	No acceleration of payment. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	Awards paid out at target at time of the Change in Control.	No acceleration of payment. All awards are retained subject to original terms.
Special Equity Awards	Unvested awards are forfeited at separation.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Vesting accelerated and award paid at time of the Change in Control if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated and award paid at time of death.

All equity awards listed above are governed by the employee stock plan under which the award was granted. The scenarios described above assume that former employees comply with the terms and conditions of the applicable employee stock plan, including compliance with the Company’s Purpose, Values and Principles and restrictions on competing with the Company following termination of employment. Failure to comply with either of these provisions can result in forfeiture and/or cancellation of outstanding equity awards.

Retirement Plans and Other Deferred Compensation

The retirement plans in which the NEOs participate do not discriminate in scope, terms, or operation for NEOs versus all other participants. All NEOs who participate are fully vested in PST and will retain all shares upon termination of employment regardless of reason. Mr. Ciserani is fully vested in the IRP. PST Restoration and IRP RSUs vest at the NEO’s fifth anniversary date. All NEOs are beyond their fifth anniversary date.

Salary and STAR bonuses deferred under EDCP, have been earned and therefore are retained upon termination for any reason. Similarly, amounts deferred under the Business Growth Program and PSP have been earned and are retained upon termination for any reason. Vested amounts related to deferred compensation plans are not included in the following table because they are reported in the Nonqualified Deferred Compensation Table on page 54 of this proxy statement.

Executive Benefits

•	Executive Group Life Insurance—Benefits are retained if employee is eligible for early retirement.

•	Financial Counseling—Employee may use the remaining balance until the end of the current calendar year for reimbursable charges under the program.

•	Unused Vacation—Employee is entitled to lump sum payment equal to value of accrued, but unused, vacation days.

•	Other Programs—In most cases, participation ends on the last day worked, unless otherwise agreed to by the C&LD Committee.

Expatriate and Relocation Program

If an employee’s expatriate assignment terminates for any reason, the Company would pay for relocation to the home country and would cover future taxes due related to the expatriate assignment.

Estimated Post-Employment Treatment of Compensation and Benefits

The following table and footnotes quantify the treatment of compensation or value of benefits that each NEO would receive under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company. The amounts shown assume the event that triggered the treatment occurred on June 30, 2018.

Payments upon Termination or Change in Control
Name	Voluntary Separation or Termination for Cause ($)	Company Encouraged Separation ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)
David Taylor
Salary	0	1,600,000	0	0	0
STAR[1]	0	0	0	0	587,848
Long-Term Incentive Program[2]	0	0	0	0	0
PSP[3]	0	11,634,609	11,634,609	11,634,609	11,634,609
Executive Group Life Insurance	0	0	0	0	4,800,000
Jon R. Moeller
Salary	0	1,000,000	0	0	0
STAR[1]	0	0	0	0	0
Long-Term Incentive Program[2]	0	3,457,591	3,457,591	3,457,591	3,457,591
PSP[3]	0	5,228,615	5,228,615	5,228,615	5,228,615
Special Equity Awards[4]	0	0	0	477,961	477,961
Executive Group Life Insurance	0	0	0	0	2,300,000
Steven D. Bishop
Salary	0	870,000	0	0	0
STAR[1]	0	0	0	0	411,360
Long-Term Incentive Program[2]	0	855,616	855,616	855,616	855,616
PSP[3]	0	2,831,626	2,831,626	2,831,626	2,831,626
Special Equity Awards[4]	0	0	0	0	0
Executive Group Life Insurance	0	0	0	0	1,740,000
Giovanni Ciserani
Salary	0	940,000	0	0	0
STAR[1]	0	0	0	0	0
Long-Term Incentive Program[2]	0	0	0	0	0
PSP[3]	0	3,963,418	3,963,418	3,963,418	3,963,418
Special Equity Awards[4]	0	0	0	0	0
Executive Group Life Insurance	0	0	0	0	2,068,000
Mary Lynn Ferguson-McHugh
Salary	0	850,000	0	0	0
STAR[1]	0	0	0	0	0
Long-Term Incentive Program[2]	0	0	0	0	0
PSP[3]	0	2,982,126	2,982,126	2,982,126	2,982,126
Special Equity Awards[4]	0	0	0	446,737	446,737
Executive Group Life Insurance	0	0	0	0	1,700,000

1 STAR awards previously elected in stock options that would vest and become exercisable immediately upon death. No other amounts are included for STAR because the NEO would be entitled to the same payment whether or not separation occurred on June 30, 2018.

2 Upon voluntary separation or termination, all outstanding awards would be forfeited. While all unvested awards are retained (except for the current year grant if separation occurs before June 30) in the event of Company encouraged separation, retirement, or disability, these events do not trigger any change in the original payment terms of the awards. The amounts shown for the LTIP Stock Grant in the event of Company-encouraged separation, retirement or disability represents the value of the unexercisable stock options and undelivered RSUs as of June 30, 2018, that would be retained at separation and payout according to the original terms and timing of the grants. Awards vest and become immediately exercisable in the event of death or change in control with termination for reasons other than cause or for good reason.

3 Upon voluntary separation or termination, all outstanding awards would be forfeited. While all unvested awards are retained (except for the current year grant if separation occurs before June 30) in the event of Company-encouraged separation, retirement or disability, or death, these events do not trigger any change in the original payment terms of the awards. In the event of change in control, PSP will pay out at target on the date of the change in control. The amounts shown for the PSP grants represent the value of the unvested PSUs as of June 30, 2018 that would be retained on the triggering event and pay out according to the original terms and timing of the grants.

4 Upon voluntary separation or termination, all outstanding awards would be forfeited. In the event of Company encouraged separation, retirement or disability, the CHRO has the discretion to allow retention of the awards with delivery under the original payment terms. Awards vest and become immediately deliverable in the event of death or change in control with termination for reasons other than cause or for good reason.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David S. Taylor, our Chairman of the Board, President and Chief Executive Officer. The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K and based upon our reasonable judgment and assumptions.

For FY 2017-18, the median of the annual total compensation of all employees of the company (other than our CEO) was $60,412, and the annual total compensation of our CEO was $17,354,256. Based on this information, the ratio of the annual total compensation of Mr. Taylor to the median of the annual total compensation of employees was 287 to 1.

To identify the median of the annual total compensation of all our employees, we determined that, as of April 1, 2018, our employee population consisted of approximately 94,481 active employees working at our parent company and consolidated subsidiaries. Applying the de minimis exemption under the rule, we chose to exclude approximately 4,539 employees in 31 countries where payroll data is maintained outside the system that holds data for the majority of our employees, or less than 5% of the total.1 We also excluded 7 employees of Snowberry and 10 employees of Native because those businesses were acquired during FY 2017-18.

To identify the “median employee” from the resulting employee population of 89,942, we selected Total Gross Pay as the consistently applied compensation measure. Total Gross Pay reflects a wide variety of pay items, including monthly and bi-weekly wages earned, time-related bonuses (such as overtime, shift premiums, holiday bonuses), vacation pay, bonuses, stock option exercises, and other benefits and allowances. Because pay periods vary across jurisdictions, we measured Total Gross Pay using a three-month period covering January, February, and March 2018. We adjusted the Total Gross Pay of approximately 1,477 employees who were hired during the three-month period but did not work the entire period.

For purposes of this disclosure, we converted the gross salary amounts from the local currency paid in the country into U.S. dollar amounts using an average of the exchange rates at the end of each month in the three-month period.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for FY 2017-18 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our FY 2017-18 Summary Compensation Table included in this Proxy Statement.

1 We excluded the following approximate number of employees by jurisdiction: Saudi Arabia, 834; Ukraine, 585; Czech Republic, 555; Pakistan, 413; Nigeria, 363; South Africa, 323; United Arab Emirates, 290; Morocco, 201; Greece, 197; Netherlands, 144; Sweden, 129; Portugal, 84; Kazakhstan, 56; Austria, 47; Israel, 45; Croatia, 44; Kenya, 43; Serbia, 28; Slovakia, 25; Denmark, 24; Finland, 23; Bulgaria, 19; Azerbaijan, 19; Norway, 15; Latvia, 10; Ghana, 8; Algeria, 7; Ethiopia, 3; Luxembourg, 2; Dominican Republic, 2; Bangladesh, 1.

Security Ownership of Management and Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of any class of the Company’s voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature		Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	159,639,663	[1]	6.3%

Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	185,434,627	[2]	7.3%

1 Based on information as of December 31, 2017 contained in a Schedule 13G/A filed with the SEC on February 8, 2018 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has (i) sole power to vote or direct to vote with respect to 136,352,872 shares, and (ii) sole dispositive power with respect to 159,639,663 shares.

2 Based on information as of December 31, 2017 contained in a Schedule 13G/A filed with the SEC on February 12, 2018 by The Vanguard Group. The Schedule 13G indicates that The Vanguard Group has (i) sole power to vote or direct to vote with respect to 3,578,055 shares, (ii) shared voting power with respect to 567,077 shares, (iii) sole dispositive power with respect to 181,376,639 shares, and (iv) shared dispositive power with respect to 4,057,988 shares.

The following tables and footnotes provide information regarding the ownership of the Company’s Common Stock and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each NEO, and all Directors and executive officers as a group on June 30, 2018:

Common Stock Number of shares/options
	Amount and Nature of Beneficial Ownership
Name	Direct[1] and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Indirect Holdings	Total	Percent of Class	Restricted Stock Units[5]
Steven D. Bishop	45,683	489,650	2,101		537,434	[6]	27,726
Francis S. Blake	4,323				4,323	[6]	6,616
Angela F. Braly	9,148				9,148	[6]	25,939
Amy L. Chang						[6]	1,940
Kenneth I. Chenault	6,700				6,700	[6]	31,021
Giovanni Ciserani	38,097	676,107			714,204	[6]	45,536
Scott D. Cook	35,139		32,636		67,775	[6]	40,641
Mary Lynn Ferguson-McHugh[7]	27,368	310,382	28,491		366,241	[6]	70,653
Joseph Jimenez	12,468				12,468	[6]	479
Terry J. Lundgren	2,686		530		3,216	[6]	16,495
W. James McNerney, Jr.	32,125				32,125	[6]	40,641
Jon R. Moeller[8]	103,221	853,787	7,949		964,957	[6]	70,895
Nelson Peltz[9]				37,908,621	37,908,621	1.52%
David Taylor	82,417	883,258			965,675	[6]	118,365
Margaret C. Whitman			11,075		11,075	[6]	17,520
Patricia A. Woertz	1,660				1,660	[6]	26,358
Ernesto Zedillo	5,785				5,785	[6]	41,430
31 Directors and executive officers, as a group	696,990	7,173,525	94,850	37,908,621	45,873,986	1.84%	918,766

1 Includes unrestricted Common Stock over which each Director or executive officer has sole voting and investment power and restricted Common Stock over which they have voting power but no investment power (until restrictions lapse).

2 Common Stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Retirement Trust.

3 Total includes stock options that have vested or will vest within 60 days, Common Stock pursuant to the PST that will be allocated to personal accounts of executive officers within 60 days, PSP awards (as described beginning on page 37) that will deliver as Common Stock in August 2018, any Restricted Stock that will vest within 60 days, and any RSUs that will deliver as Common Stock within 60 days.

4 This column includes shares in which voting and/or investment powers are shared. It also includes shares indirectly held through family members who reside in the household of the director or officer.

5 RSUs represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have a non-forfeitable right to delivery of Common Stock on a specific date in the future. Total includes RSUs that will not deliver as Common Stock within 60 days and any PSP awards that will deliver as RSUs in August 2018. RSUs that will not deliver within 60 days of the record date are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the shares are delivered. RSUs that will deliver within 60 days are listed in the “Right to Acquire” column.

6 Excluding Mr. Peltz, less than .039% for any one Director or NEO.

7 Totals include shares, stock options, and RSUs indirectly held by Ms. Ferguson-McHugh through her spouse, who was previously employed by the Company.

8 Totals include shares, stock options, and RSUs indirectly held by Mr. Moeller through his spouse, who is also employed by the Company.

9 These shares are owned by certain funds and investment vehicles (the “Trian Funds”) managed by Trian Fund Management, L.P. (“Trian”), an institutional investment manager. None of such shares are held directly by Mr. Peltz. From time to time, certain of these shares are held in the ordinary course of business with other investment securities owned by the Trian Funds in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to certain Trian Funds, subject to applicable federal margin regulations, stock exchange rules and credit policies. Trian Fund Management GP, LLC, of which Mr. Peltz is a member, is the general partner of Trian, and therefore is in a position to determine the investment and voting decisions made by the Trian Funds. Accordingly, Mr. Peltz and Trian may be deemed to indirectly beneficially own the shares that the Trian Funds directly and beneficially own.

Series A ESOP Convertible Class A Preferred Stock Number of shares
	Amount and Nature of Beneficial Ownership
Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series
Steven D. Bishop	8,578		[2]
Francis S. Blake
Angela F. Braly
Amy L. Chang
Kenneth I. Chenault
Giovanni Ciserani
Scott D. Cook
Mary Lynn Ferguson-McHugh[3]	8,427		[2]
Terry J. Lundgren
Joseph Jimenez
W. James McNerney, Jr.
Jon R. Moeller[4]	13,907		[2]
David Taylor	12,465		[2]
Nelson Peltz
Margaret C. Whitman
Patricia A. Woertz
Ernesto Zedillo
31 Directors and executive officers, as a group	107,426		[2]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)	4,117,004[5]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

2 Less than .036% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

3 Total includes shares indirectly held by Ms. Ferguson-McHugh through her spouse, who was previously employed by the Company.

4 Total includes shares indirectly held by Mr. Moeller through his spouse, who is also employed by the Company.

5 Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Series B ESOP Convertible Class A Preferred Stock Number of shares
	Amount and Nature of Beneficial Ownership
Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series
Steven D. Bishop
Francis S. Blake
Angela F. Braly
Amy L. Chang
Kenneth I. Chenault
Giovanni Ciserani
Scott D. Cook
Mary Lynn Ferguson-McHugh[3]	171		[2]
Terry J. Lundgren
Joseph Jimenez
W. James McNerney, Jr.
Jon R. Moeller
David Taylor	187		[2]
Nelson Peltz
Margaret C. Whitman
Patricia A. Woertz
Ernesto Zedillo
31 Directors and executive officers, as a group	1,085		[2]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		29,105,710[4]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

2 Less than .0005% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

3 Total includes shares indirectly held by Ms. Ferguson-McHugh through her spouse, who was previously employed by the Company.

4 Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of, and transactions in, Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. As a practical matter, the Company assists its Directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. All Directors and officers complied with these requirements during the past fiscal year.

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the NYSE listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Ms. Woertz and Mr. Chenault meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. See page 17 for further detail on Audit Committee composition.

As noted previously in the proxy statement, the Committee’s work is guided by a charter, which can be found in the corporate governance section of the Company’s website at www.pg.com. The Audit Committee has the responsibilities set forth in its charter with respect to:

•	Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management;
•	Quality and integrity of the Company’s financial statements;
•	Company’s compliance with legal and regulatory requirements;
•	Company’s overall risk management profile;
•	Independent registered public accounting firm’s qualifications and independence;
•	Performance of the Company’s internal audit function and the independent registered public accounting firm;
•	Performance of the Company’s ethics and compliance function;
•	Preparing this annual Report of the Audit Committee to be included in the Company’s proxy statement.

Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2018, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

In its role of financial reporting oversight, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2018, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee met nine times (including telephone meetings to discuss quarterly results) during the fiscal year ended June 30, 2018. The Committee has reviewed with Deloitte & Touche LLP matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the NYSE listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit B.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2018 be included in our Annual Report on Form 10-K for

2018 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2019. This report is provided by the following independent Directors, who constitute the Committee:

Patricia A. Woertz, Chair

Frank S. Blake

Angela F. Braly

Amy L. Chang

Kenneth I. Chenault

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2018. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to rules of the SEC, the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)

	FY 2016-17	FY 2017-18
Audit Fees	$30,375	$28,684
Audit-Related Fees	3,421	2,439
Tax Fees	384	285

Subtotal	34,180	31,408
All Other Fees	584	501

Deloitte Total Fees	$34,764	$31,909

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit B to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)

Audit Fees—These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)

Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation or contract; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees—These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover training programs, consulting, and various subscriptions and local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

ITEM 1. ELECTION OF DIRECTORS See pages 6-14 of this proxy statement

ITEM 2. PROPOSAL TO RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. In order to assure continuing audit independence and objectivity, the Audit Committee will periodically consider whether there should be a rotation of the independent external audit firm. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is also involved in the selection of the external audit firm’s lead engagement partner.

The Audit Committee selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2019. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2018. The members of the Audit Committee and Board believe that the retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders. In the course of these reviews, the Audit Committee considers, among other things: external auditor capability, effectiveness and efficiency of audit services, results from periodic management and Audit Committee performance assessments, and appropriateness of fees in the context of audit scope. The Committee also reviews and approves non-audit fees.

Deloitte & Touche LLP representatives are expected to attend the 2018 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the By Laws of the Board of Directors, or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. The Board will take into consideration the shareholder vote, but the Audit Committee, in its discretion, may retain Deloitte & Touche LLP or select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following proposal:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2019 is hereby ratified, confirmed, and approved.

ITEM 3. PROPOSAL FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

Our executive compensation program pays for performance, supports our business strategies, discourages excessive risk-taking, makes us competitive with other multinational corporations for top talent, and aligns our executives’ interests with the long-term interests of our shareholders. In 2017, shareholders approved the compensation paid to the NEOs with a FOR vote of 92.95%. In FY 2017-18, the C&LD Committee approved several changes to our executive compensation programs to better align rewards to business results and company strategy, and to reflect suggestions by shareholders during last year’s dialogue with investors.

Our Compensation Discussion & Analysis, which begins on page 30 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions. Highlights of our program include the following:

•	Consistent with our pay-for-performance philosophy, about 87% of our total NEO compensation is tied to Company performance;

•	Multiple performance metrics are utilized to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others;

•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success;

•	Equity plans prohibit re-pricing and backdating of stock options;

•

Clawback policies allow recovery of certain compensation payments and proceeds from stock transactions from executives in the event of a significant restatement of financial results for any reason or for a violation of certain stock plan provisions;

•	We do not grant time-based equity awards that vest immediately solely on account of a change in control;

•	We do not execute employment agreements with executives that contain special severance payments such as golden parachutes;

•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits; and

•	We do not provide special executive retirement programs.

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent basis.

This vote is non-binding; however, we highly value the opinions of our shareholders. Accordingly, the Board and the C&LD Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board of Directors recommends that you vote FOR the following resolution:

RESOLVED, That the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.

Specific information on how to file notices, proposals, and/or recommendations pursuant to either SEC Rule 14-8 or the provisions in the Company’s Regulations is noted in the following sections. All notices/proposals/recommendations should be sent to:

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

2019 Annual Meeting Date and Shareholder Proposals

It is anticipated that the 2019 annual meeting of shareholders will be held on Tuesday, October 8, 2019. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on April 26, 2019.

Annual Meeting Advance Notice Requirements

Our Code of Regulations requires advance notice for any business to be brought before an annual meeting of shareholders. For business to be properly brought before an annual meeting by a shareholder (other than in connection with the election of Directors, see sections entitled “Director Nominations for Inclusion in the 2019 Proxy Statement” and “Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees” below; or any matter brought pursuant to SEC Rule 14a-8), the shareholder must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com. A shareholder wishing to bring such business before the 2019 annual meeting must provide such notice no earlier than February 11, 2019 and no later than July 11, 2019.

If a shareholder notifies the Company of an intent to present business at the 2019 annual meeting of shareholders, and such business may be properly presented at that meeting consistent with the Company’s Code of Regulations and Amended Articles of Incorporation, the Company will have the right to exercise its discretionary voting authority with respect to such business without including information regarding such proposal in its proxy materials.

Director Nominations for Inclusion in the 2019 Proxy Statement

In 2016, our Board amended the Company’s Code of Regulations to permit a shareholder, or a group of up to 20 shareholders, who has owned at least 3% of our outstanding Common Stock for at least 3 years, to nominate and include in our proxy statement candidates for our Board, subject to certain requirements. Each eligible shareholder, or group of shareholders, may nominate candidates for Director, up to a limit of the greater of 2 or 20% of the number of Directors on the Board. Any nominee must meet the qualification standards set forth in the Corporate Governance Guidelines, as described below.

Any such notice and nomination materials must be received at the address above not less than 120 days and not more than 150 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2018 annual meeting, an eligible shareholder wishing to nominate a candidate for election to the Board at the 2019 annual meeting must provide such notice no earlier than May 12, 2019 and no later than June 11, 2019. Any such notice and accompanying nomination materials must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com.

Shareholder Recommendations of Board Nominees and

Committee Process for Recommending Board Nominees

The Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the Board. The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates also includes the considerations set forth in Article II, Section B of the Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks, and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel, and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2018, the Company engaged Egon Zehnder to help identify potential candidates for the Board. All nominees for election as Directors who currently serve on the Board are known to the Committee and were recommended by the Committee to the Board as Director nominees.

Pursuant to the Company’s Regulations, a shareholder wishing to nominate a candidate for election to the Board at an annual meeting of shareholders without being included in the Company’s proxy statement is required to give written notice to the Secretary of the Company of his or her intention to make such nomination. The notice of nomination must be received at the Company’s principal executive offices not less than 140 days nor more than 240 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2018 annual meeting, a shareholder wishing to nominate a candidate for election to the Board at the 2019 annual meeting must provide such notice no earlier than February 11, 2019, and no later than May 22, 2019.

As set forth in the Company’s Code of Regulations, the notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the G&PR Committee to determine if the candidate meets certain criteria. A nomination that does not comply with the requirements set forth in the Company’s Code of Regulations will not be considered for presentation at the annual meeting.

Other Matters

Unless corrections are identified, the minutes of the annual meeting of shareholders held October 10, 2017 will be approved as recorded. Any such action approving the minutes does not constitute approval or disapproval of any of the matters referenced therein.

If any matters other than those set forth in the notice should be properly presented for action at the annual meeting, the persons named in the proxy will use their discretion to take such action as they deem to be in harmony with the policies of the Company.

EXHIBIT A

Reconciliation of Non-GAAP Financial Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in this proxy statement and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective of underlying business trends (i.e. trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by Management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of Management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.

The non-GAAP measures provided are as follows: Organic Sales Growth; Adjusted Free Cash Flow; Adjusted Free Cash Flow Productivity; Core Before-Tax Operating Profit Growth 3 Year CAGR; Core EPS Growth and Core EPS Growth 3 Year CAGR.

The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:

•

Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250—$500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.

•

Transitional Impact of the U.S. Tax Act: In December 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Act”). This resulted in a net charge of $602 million for the fiscal year 2018. The adjustment to Core earnings only includes this transitional impact. It does not include the ongoing impacts of the lower U.S. statutory rate on current year earnings.

•

Early debt extinguishment charges: In fiscal 2018 and 2017, the Company recorded after-tax charges of $243 million and $345 million, respectively, due to the early extinguishment of certain long-term debt. These charges represent the difference between the reacquisition price and the par value of the debt extinguished.

•

Venezuela deconsolidation charge: For accounting purposes, evolving conditions resulted in a lack of control over our Venezuelan subsidiaries. Therefore, in accordance with the applicable accounting standards for consolidation, effective June 30, 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investment in those subsidiaries using the cost method of accounting. The charge was incurred to write off our net assets related to Venezuela.

•

Charges for certain European legal matters: Several countries in Europe issued separate complaints alleging that the Company, along with several other companies, engaged in violations of competition laws in prior periods. In 2016, the Company incurred after-tax charges of $11 million to adjust legal reserves related to these matters.

•

Venezuela B/S remeasurement & devaluation impacts: Venezuela is a highly inflationary economy under U.S. GAAP. Prior to deconsolidation, the government enacted episodic changes to currency exchange mechanisms and rates, which resulted in currency remeasurement charges for non-dollar denominated monetary assets and liabilities held by our Venezuelan subsidiaries.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of the India Goods & Services Tax changes, acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis.

Adjusted free cash flow and 3-year total adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding certain divestiture impacts (tax payments related to certain divestitures). Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments. 3-year total adjusted free cash flow is sum of the adjusted free cash flows over the specified period.

Adjusted free cash flow productivity and 3-year total adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the transitional impacts of the U.S. Tax Act, the losses on early debt extinguishment, the gain on the sale of the Batteries and Beauty Brands businesses and the Batteries impairments. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company’s long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent. 3-year total adjusted free cash flow productivity is the ratio of 3-year adjusted cash flow to 3-year net earnings excluding the specified adjustments.

Core before-tax operating profit and 3-year compound annual growth rate (CAGR): Core before-tax operating profit is a measure of the Company’s operating profit adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time. Core before-tax operating profit 3-year compound annual growth rate (CAGR) is the annualized average rate of growth between specified years.

Core EPS and 3-year compound annual growth rate (CAGR): Core EPS is a measure of the Company’s diluted net earnings per share from continuing operations adjusted as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. The tables below provide a reconciliation of diluted net earnings per share to Core EPS. Core EPS 3-year compound annual growth rate (CAGR) is the annualized average rate of growth between specified years.

Organic Sales

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact /Other*	Organic Sales Growth
FY 2017-18	3%	(2)%	—%	1%

*Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures, the impact of India Goods and Services Tax implementation and rounding impacts necessary to reconcile net sales to organic sales.

Adjusted Free Cash Flow

	Operating Cash Flow	Capital Spending	Tax Payment on Divestitures	Adjusted Free Cash Flow
FY 2017-18	$14,867	($3,717)	$—	$11,150
FY 2016-17	12,753	(3,384)	418	9,787
FY 2015-16	15,435	(3,314)	$—	12,121

3-Year Total	$43,055	($10,415)	$418	$33,058

Adjusted Free Cash Flow Productivity

	Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings(1)	Net Earnings Excluding Adjustments	Adjusted Free Cash Flow Productivity
FY 2017-18	$11,150	$9,861	$845	$10,706	104%
FY 2016-17	9,787	15,411	(4,990)	10,421
FY 2015-16	12,121	10,604	(72)	10,532

3-Year Total	$33,058	$35,876	($4,217)	$31,659	104%

(1) Adjustments to Net Earnings relate to the transitional impacts of the U.S. Tax Act in fiscal 2018, the losses on early extinguishment of debt in fiscal 2018 and 2017, the gain on the sale of the Beauty Brands business in fiscal 2017, the gain on the sale of the Batteries business in fiscal 2016 and the Batteries impairment in fiscal 2016.

Core Before-Tax Operating Profit 3-Year CAGR

	FY 2017-18	FY 2016-17	FY 2015-16	FY 2014-15
Before-Tax Operating Profit	$13,711	$13,955	$13,441	$11,049
Incremental Restructuring	739	399	593	621
Venezuela B/S Remeasurement & Devaluation Impacts			—	138
Charges for European Legal Matters			13	29
Venezuela Deconsolidation Charge			—	2,028
Rounding				(1)

Core Before-Tax Operating Profit	$14,450	$14,354	$14,047	$13,864
3-Year Compound Annual Growth Rate	1.4%

Core EPS

	FY 2017-18	FY 2016-17
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$3.67	$3.69
Incremental Restructuring	0.23	0.10
Early Debt Extinguishment Charges	0.09	0.13
Transitional Impacts of the U.S. Tax Act	0.23	—

Core EPS	$4.22	$3.92
Percentage change vs. prior period	8%

Note – All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

Core EPS 3-Year CAGR

	FY 2017-18	FY 2016-17	FY 2015-16	FY 2014-15
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$3.67	$3.69	$3.49	$2.84
Incremental Restructuring	0.23	0.10	0.18	0.17
Transitional Impact of the U.S. Tax Act	0.23	—	—	—
Early Debt Extinguishment Charges	0.09	0.13	—	—
Venezuela B/S Remeasurement & Devaluation Impacts	—	—	—	0.04
Charges for European Legal Matters	—	—	—	0.01
Venezuela Deconsolidation Charge	—	—	—	0.71
Rounding	—	—	—	-0.01

Core EPS	$4.22	$3.92	$3.67	$3.76
3-Year Compound Annual Growth Rate	3.9%

Note – All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

EXHIBIT B

The Procter & Gamble Company Audit Committee Policies

I.	Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee (the “Committee”) has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

A.

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the fourth quarter of each fiscal year outlining the scope of the audit services proposed to be performed during the coming fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by the Committee.

B.	The independent auditor will submit to the Committee for approval an audit services fee proposal with the engagement letter.

C.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

D.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

E.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Vice President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

B-1

The Procter & Gamble Company General Offices

For information about available parking, go to http://www.downtowncincinnati.com/exploring-downtown/downtown-cincinnati-parking

SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. on October 8, 2018. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions on the website.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on October 8, 2018. Have your proxy/voting instruction card in hand when you call and follow the instructions the vote voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided, or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:

To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E50716-P11529	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE PROCTER & GAMBLE COMPANY
Vote on Directors
The Board of Directors recommends a vote FOR the following action:
1. ELECTION OF DIRECTORS
Nominees: 1a. Francis S. Blake	For ☐	Against ☐	Abstain ☐	Vote on Proposals The Board of Directors recommends a vote FOR the following proposals:	For	Against	Abstain

1b. Angela F. Braly	☐	☐	☐	2. Ratify Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

1c. Amy L. Chang	☐	☐	☐	3. Advisory Vote on the Company’s Executive Compensation (the “Say on Pay” vote)	☐	☐	☐

1d. Kenneth I. Chenault	☐	☐	☐	NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
1e. Scott D. Cook	☐	☐	☐

1f. Joseph Jimenez	☐	☐	☐

1g. Terry J. Lundgren	☐	☐	☐

1h. W. James McNerney, Jr.	☐	☐	☐
1i. Nelson Peltz	☐	☐	☐

1j. David S. Taylor	☐	☐	☐
1k. Margaret C. Whitman	☐	☐	☐

1l. Patricia A. Woertz	☐	☐	☐

1m. Ernesto Zedillo	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

This is notice of the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 9, 2018 at 9:00 a.m. at the General Offices of the Procter & Gamble Company, 1 Procter & Gamble Plaza, Cincinnati, OH 45202.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card which is located on the reverse side of this notice.

ADMISSION PROCEDURES: If you would like to attend the meeting in person, you may register for admission for yourself and one guest by:

●	Visiting www.proxyvote.com and following the instructions provided, or calling 1-844-318-0137. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice.
●	At the entrance to the meeting, we will verify your registration and ask to see valid photo identification for you and your guest (if applicable), such as a driver’s license or passport.

If you do not register for admission in advance, we will request to see your photo identification at the entrance to the meeting. We will then determine if you owned common stock on the record date by:

●	Verifying your name and stock ownership against our list of registered shareholders; or
●

Asking to review evidence of your stock ownership as of August 10, 2018, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting. If you are acting as a proxy, we will need to review a valid written legal proxy signed by the owner of the common stock granting you the required authority to vote the owner’s shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E50717-P11529

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

Annual Meeting of Shareholders – Tuesday, October 9, 2018

With respect to any shares of Common Stock held by the undersigned directly or via the Company’s Direct Stock Purchase Plan, the undersigned hereby appoints Angela F. Braly, W. James McNerney, Jr., and David S. Taylor (the “Proxy Committee”), and each of them, as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 9, 2018, at 9:00 a.m. in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and any shareholder proposals listed. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, and FOR the recommendations of the Board of Directors on items 2 and 3.

With respect to any shares of Common Stock, Series A ESOP Convertible Class A Preferred Stock, and Series B ESOP Convertible Class A Preferred Stock that are allocated to an account for you as a participant in any of the following plans – The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan, and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”), the undersigned hereby instructs the respective plan fiduciaries to vote such shares as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and any shareholder proposals listed. The shares of Stock will be voted as follows, unless otherwise required by the Employee Retirement Income Security Act of 1974, as amended. The respective plan fiduciaries will vote the shares of Stock allocated to your accounts in the respective NA Plans as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and any shareholder proposals listed. If the Company’s proxy tabulator does not timely receive your votes or your votes are not properly signed and executed, the respective plan fiduciaries will vote the shares of Stock allocated to your accounts in the respective NA Plans in direct proportion to the voting of the shares of the same Class of Stock with respect to each plan for which the Company’s proxy tabulator timely received properly signed and executed voting instructions. The plan fiduciaries also will vote the shares of a Stock that are not allocated to any account in the same manner.

If other matters properly come before the meeting, the Proxy Committee in its discretion will vote all shares of Stock with respect to such matters.

This proxy/voting instruction card is solicited jointly by the Board of Directors of the Company and the respective plan fiduciaries identified above and pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. ET on Monday, October 8, 2018, for shares of Common Stock held directly by you or via the Company’s Direct Stock Purchase Plan to be voted by the Proxy Committee and by 4:00 p.m. ET on Friday, October 5, 2018 for shares of Company Stock allocated to your accounts in the respective NA Plans to be voted by the respective plan fiduciaries. Broadridge will report separately to the Proxy Committee and to the respective plan fiduciaries as to proxies received and voting instructions provided, respectively. Individual proxy and voting instructions will be kept confidential by Broadridge and not provided to the Company.